Exhibit 2.1
Certain confidential information contained in this document, marked by brackets as [***], has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.  In addition, certain personally identifiable information contained in this document, marked by brackets as [***], has been omitted from this exhibit pursuant to Item 601(a)(6) under Regulation S-K.

AGREEMENT

regarding the sale and purchase of the sole share in scil animal care company GmbH

TABLE OF CONTENTS
Clause    Page

1.	CORPORATE STRUCTURE 2

1.1	The Company 2

1.2	Subsidiaries and Participation of the Company 2

1.3	No Affiliation Agreements 2

1.4	Financing 2

2.	SALE, PURCHASE AND TRANSFER 2

2.1	Sale and Purchase of the Share 2

2.2	Transfer of the Share 3

2.3	Right to Profits 3

2.4	Closing, Closing Date 3

3.	CONSIDERATION 4

3.1	Purchase Price 4

3.2	Definitions of Items for the Purchase Price Calculation 4

3.3	Escrow 8

3.4	Estimated Purchase Price 8

3.5	Purchase Price Adjustment 9

3.6	Payment Procedures 9

3.7	No Set-Off 10

3.8	Default Interest; Interest 10

3.9	VAT 10

4.	CLOSING CONDITION, NEGATIVE CLOSING CONDITIONS AND CLOSING ACTIONS 10

4.1	Closing Condition 10

4.2	Additional Purchaser Closing Conditions 11

4.3	Consequences of Non-Occurrence of the Closing 12

4.4	Closing Actions 12

5.	PURCHASE PRICE DETERMINATION STATEMENT 14

5.1	Preparation of Purchase Price Determination Statement 14

5.2	Resolution of Disputes 15

6.	SELLER'S GUARANTEES 16

6.1	Form and Scope of Seller’s Guarantees 16

6.2	Seller's Guarantees 16

6.3	No other Seller's Guarantees 32

6.4	Seller’s Knowledge 33

7.	REMEDIES FOR BREACH OF SELLER'S GUARANTEES 33

7.1	General/Recoverable Damages 33

7.2	Thresholds for claims regarding Breaches 34

7.3	Overall Scope of Seller's Liability pursuant to this Agreement 34

7.4	Exclusion of Claims due to Purchaser's Knowledge 34

7.5	Notification of Seller; Third Party Claims 35

7.6	Mitigation 36

7.7	Limitation Periods 37

7.8	Exclusion of Further Remedies; no Double Counting 37

7.9	Treatment of Payments 37

8.	TAX 38

8.1	Definitions 38

8.2	Tax Indemnification by Seller 39

8.3	Tax Returns 41

8.4	Tax Proceedings 41

8.5	Tax Refunds 42

8.6	Tax Limitation Periods 42

8.7	Tax Threshold 42

8.8	United States Tax Covenants 43

9.	PURCHASER'S GUARANTEES 44

9.1	Guarantees 44

9.2	Indemnification 44

10.	INTENTIONALLY LEFT BLANK 44

11.	ADDITIONAL OBLIGATIONS OF THE PARTIES 44

11.1	Access to Financial Information 44

11.2	Obligations between Signing Date and Closing Date 45

11.3	Domains 49

11.4	Specific Indemnities by the Seller 49

11.5	Restrictive Covenants 51

12.	PURCHASER’S GUARANTOR; SELLER’S GUARANTOR 51

12.1	Purchaser’s Guarantor 51

12.2	Seller’s Guarantor 51

13.	CONFIDENTIALITY AND PRESS RELEASES 52

13.1	Confidentiality; Press Releases; Public Disclosure 52

13.2	Seller's Confidentiality 52

13.3	Purchaser's Confidentiality 52

14.	ASSIGNMENT OF RIGHTS AND OBLIGATIONS 52

14.1	Assignment by Purchaser 53

14.2	Assignment by Seller 53

15.	TRANSFER TAXES AND COSTS 53

15.1	Transfer Taxes and Costs 53

15.2	Costs of Advisors 53

16.	NOTICES 54

16.1	Form of Notices 54

16.2	Notices to the Seller and the Seller’s Guarantor 54

16.3	Notices to the Purchaser and the Purchaser’s Guarantor 54

16.4	Change of Address 55

16.5	Copies to Advisors 55

17.	MISCELLANEOUS 55

17.1	Governing Law 55

17.2	Place of Jurisdiction 55

17.3	Certain Definitions 55

17.4	Amendments; Supplements; Termination 56

17.5	Headings; References to German Legal Terms; Interpretation; References to Clauses 56

17.6	Schedules 56

17.7	Entire Agreement 57

17.8	Rights of Third Parties 57

17.9	Severability 57

INDEX OF DEFINITIONS

Term	Defined in Clause
2015 SPA	11.2.10
Affiliate	17.3.1
AktG	1.3
Assets	6.2.7(a)
Audited Financial Statements	4.1.1
BGB	2.2.1
Breach	7.1.1
Business	Preamble (C)
Business Day	17.3.2
Capital Leases	3.2.1(f)
Cash	3.2.2
Cash Pool	11.2.9
Cash Pool Agreements	11.2.9
Closing	2.4.1
Closing Accounts	5.1.1
Closing Condition	4.1.1
Closing Date	2.4.2
Closing Date Working Capital Deviation	3.1.1(d)
Closing Memorandum	2.4.3
Company	1.1.1
Company Domains	11.3
Conversion Rate	17.3.3
De Minimis Amount	7.2
Direct Insurance Amounts	3.2.1(j)
Disclosed	7.4.2
Disclosed Documents	7.4.2(b)
Employees	6.2.10(a)
Employee Incentive Payment Amount	3.2.1(b)
Enterprise Value	3.1.1(a)
Escrow Account	3.3.1
Escrow Agent	3.3.1
Escrow Agreement	3.3.1
Escrow Amount	3.3.1
Escrow Claims	3.3.1
Escrow Fund	3.3.1
Estimated Closing Date Working Capital Deviation	3.4.3
Estimated Purchase Price	3.4.3
Estimated Purchase Price Determination Statement	3.4.1
Financial Debt	3.2.1
Financial Statements	6.2.5(a)
Financing	11.2.5
Financing Sources	11.2.5
[***]	3.2.1(i)(ii)
[***] Amount	3.2.1(i)(ii)
[***]Amount	3.2.1(i)(ii)
[***]	3.2.1(i)(iii)
[***] Amounts	3.2.1(i)(iii)
[***] Amount	3.2.1(i)(iii)
[***]	3.2.1(i)(i)
[***] Amounts	3.2.1(i)(i)
[***] Amount	3.2.1(i)(i)
Fundamental Guarantee(s)	7.2
Guarantee(s)	6.1
Information Technology	6.2.12(k)
InsO	17.3.5
Insurance Policies	6.2.16
IRC	8.8.2
IP License Agreements	6.2.12(b)
Key Customer(s)	6.2.9(k)
Key Distributor Customers	6.2.9
Key Employees	6.2.10(b)
Key Non-Distributor Customers	6.2.9
Key Supplier(s)	6.2.9(k)
Law(s)	6.2.1(b)
Leased Real Property	6.2.6(c)
Liability Cap	7.3.1
Licensed Intellectual Property Rights	6.2.12(b)
Liens	6.2.2(c)
Management Accounts	6.2.5(f)
Mandatory Tax Law	8.1.11
Material Adverse Change	4.2.4
Material Agreements	6.2.9
Material Guarantee Breach	4.2.3
Material Other Guarantee Breach	4.2.3
Minority Shares	1.2.2
Negative Closing Conditions	4.2
Net Working Capital	3.2.3
Neutral Auditor	5.2.1
New Seller	14.2.1
Notices	16.1
Owned Intellectual Property Rights	6.2.12(a)
Owned Real Property	6.2.6(a)
Participation	1.2.2
Party/ies	Introductory section
Permits	6.2.8(a)
Person	17.3.4
Pre-Closing Date Period	8.1.2
Pre-Closing Date Tax	8.1.3
Purchase Price	3.1.1
Purchase Price Adjustment	3.5
Purchase Price Determination Statement	5.1.1
Purchaser’s Account	3.6.2
Purchaser’s Representative	7.4.2(b)
Purchaser	Introductory section
Purchaser’s Guarantor	Introductory section
Real Property	6.2.6(c)
Related Party	17.3.5
Relevant Tax Proceeding	8.1.8
Restricted Cash	3.2.2
Retained Auditor(s)	11.2.6
Revised Purchase Price Determination Statement	5.1.4
Sanctions or Export Controls	6.2.8(c)
Scheduled Closing Date	2.4.2
Scil Entities	1.2.1
Scil Group	1.2.1
Scil Software	6.2.12(c)
SEC	13.1
SEC Filings	11.2.5
Seller	Introductory section
Seller’s Account	3.6.1
Seller’s Group	6.2.17(a)
Seller’s Guarantor	Introductory section
Seller’s Knowledge	6.4
Settlement Period	5.2.1
Share	1.1.2
Share Transfer Deed	2.2.1
Signing Date	6.1
Subsidiary Shares	1.2.1
Subsidiary/ies	1.2.1
Tax Asset	8/1/2009
Tax Authority	8.1.4
Tax Indemnification Claim	8.2.1
Tax Proceeding	8.1.7
Tax Refund	8.1.5
Tax Return	8.1.6
Tax Threshold	8.7
Tax(es)	8.1.1
Textform	8.1.10
Third Party Claim	7.5.2
Threshold	7.2
Transaction Expenses	3.2.1(b)
Updated Disclosure Schedules	4.2.3
U.S. GAAP	17.3.6
LIST OF SCHEDULES

Schedule	Description
Schedule 1.2.1	Subsidiaries
Schedule 1.2.2	Participation
Schedule 3.3.1	Escrow Agreement
Schedule 4.4.1(c)	Form of Master Services Agreement and Transitional Services Agreement
Schedule 4.4.1(k)	Form of Shareholder’s PoA
Schedule 6.2.1(c)	Commercial register excerpts
Schedule 6.2.1(d)	Affiliation agreements
Schedule 6.2.2(b)	Potential Contribution Obligation
Schedule 6.2.4(b)	Over Indebtedness
Schedule 6.2.5(a)	Financial Statements
Schedule 6.2.5(f)	Management Accounts
Schedule 6.2.5(g)	Outstanding Liabilities
Schedule 6.2.5(i)	Outstanding Debt
Schedule 6.2.5(ii)	Assumption of Debt
Schedule 6.2.6(a)	Owned Real Property
Schedule 6.2.6(c)	Leased Real Property
Schedule 6.2.8(c)	Compliance Policies
Schedule 6.2.8(d)	Subsidies
Schedule 6.2.8(e)	Warranty and product liability claims
Schedule 6.2.9	Material Agreements
Schedule 6.2.10(a)(i)	List of Employees
Schedule 6.2.10(a)(ii)	Unpaid Salaries and Remuneration
Schedule 6.2.10(b)	Key Employees
Schedule 6.2.10(e)(i)	Material Collective Agreements
Schedule 6.2.10(e)(ii)	Employee Litigation
Schedule 6.2.10(f)	Bonus, commission, profit-sharing or similar schemes
Schedule 6.2.10(g)	Stock option or similar incentive scheme
Schedule 6.2.10(i)	Loans to employees
Schedule 6.2.11	Litigation
Schedule 6.2.12(a)	Owned Intellectual Property Rights
Schedule 6.2.12(c)	Scil Software
Schedule 6.2.12(b)	IP License Agreements
Schedule 6.2.12(h)	Licenses to third parties
Schedule 6.2.14	Certain transaction related fees and expenses
Schedule 6.2.15	Transactions outside the ordinary course of business
Schedule 6.2.16	Insurance Policies
Schedule 6.2.17(a)	Obligations towards Seller’s Group
Schedule 6.2.17(b)	Contractual relationships with Seller’s Group
Schedule 6.2.18(b)	Shareholders’ Agreement Participation
Schedule 6.4(i)	Persons relevant for Seller’s Knowledge
Schedule 6.4(ii)	Persons to be inquired for Seller’s Knowledge
Schedule 7.4.2(b)	Purchaser’s Representatives
Schedule 11.5	Restrictive Covenant Agreement

AGREEMENT
regarding the sale and purchase of the sole share in scil animal care company GmbH dated 14 January 2020
PARTIES

1.
Covetrus Animal Health Holdings Limited, The Point Building, 9th Floor, 37 North Wharf Road, Paddington, London W2 1AF, UK, registered with the Company House Cardiff under company no. 07402799 (the Seller);

2.	Covetrus, Inc., a Delaware corporation, 7 Custom House St., Portland, ME 04101, U.S.A. (the Seller’s Guarantor);

3.
Heska GmbH, c/o Heussen Rechtsanwaltsgesellschaft mbH, Seidenstrasse 19, 70174 Stuttgart, Germany, registered with the commercial register of the lower court of Stuttgart under docket number HRB 760321 (the Purchaser); and

4.	Heska Corporation, a Delaware corporation, 3760 Rocky Mountain Ave, Loveland, CO 80538 (the Purchaser’s Guarantor)

(the Seller, the Seller’s Guarantor, the Purchaser and the Purchaser’s Guarantor together the Parties and each of them a Party).
WHEREAS:
(A)The Seller is active in the distribution of animal health products and is a member of the Covetrus, Inc. group of companies, a global distributor of healthcare products and services across the companion, equine, and large-animal health markets. The Seller’s Guarantor is the ultimate parent company of the Seller.
(B)    The Purchaser is active in developing, selling and servicing of advanced veterinary diagnostic and specialty healthcare products. The Purchaser’s Guarantor is the ultimate parent company of the Purchaser.
(C)    The Company, a wholly-owned subsidiary of the Seller, is active, together with its subsidiaries, in the field of distributing (leasing and selling) diagnostics, hardware and other finished products in the animal health care sector and related services (the Business).
(D)    The Seller intends to sell and transfer to the Purchaser the sole share in the Company, and the Purchaser intends to purchase and acquire such share.
(E)    The Parties will, in connection with the consummation of the contemplated transaction, enter into a master service agreement in relation to certain distribution, marketing, logistics, software integration, HR, accounting, compliance, management, general operations, IT and directory services provided by the Seller to the Purchaser.
It is agreed:
1.CORPORATE STRUCTURE

1.1	The Company
1.1.1    scil animal care company GmbH (the Company) is a limited liability company established under German Law with its registered business address at Dina-Weißmann-Allee 6, 68519 Viernheim, Germany, and its registered seat in Viernheim, Germany. It is registered with the commercial register of the lower court of Darmstadt, Germany, under registration no. HRB 61670.
1.1.2    The Seller is the sole shareholder of the Company. The registered share capital (Stammkapital) of the Company amounts to EUR 5,000,000 (in words: five million euro) and is represented by one share (Geschäftsanteil) with a par value (Nennbetrag) of EUR 5,000,000 (in words: five million euro) (the Share). The Seller is the legal and beneficial owner of the Share.
1.1.3    In this Agreement, the term “Share” shall cover all shares and other corporate participations in the Company that exist, regardless of whether number, nominal amounts and consecutive numbering of such shares or the registered share capital of the Company correspond to the details set out in Clause 1.1.2 above.

1.2	Subsidiaries and Participation of the Company
1.2.1    The Company directly holds all shares and interests in the wholly-owned subsidiaries listed in Schedule 1.2.1 (each of them a Subsidiary and collectively the Subsidiaries). The Company and its Subsidiaries are hereinafter collectively referred to as the Scil Entities or the Scil Group, and the shares and interests in the Subsidiaries are referred to as the Subsidiary Shares.
1.2.2    The Company directly holds a minority shareholding in the entity as specified in Schedule 1.2.2 (such entity, the Participation). The shares comprising the minority shareholding in the Participation are referred to as the Minority Shares.

1.3	No Affiliation Agreements
Neither any of the Scil Entities nor the Participation has entered into any affiliation agreements (Unternehmensverträge) within the meaning of sec. 291 et seq. of the German Stock Corporation Act (Aktiengesetz - AktG) or any comparable agreement pursuant to foreign applicable Law.

1.4	Financing
The Scil Entities have not received any loans from, or granted any loans to, the Seller and/or its Affiliates (other than the Scil Entities) which are outstanding as of the date of this Agreement. The Scil Entities are not a borrower under any external third party debt financing (other than as set forth in Schedule 6.2.5 (g)) and the Scil Entities have not guaranteed any security to their or the Seller’s Group’s funding sources other than under the Cash Pool Agreements.
2.    SALE, PURCHASE AND TRANSFER

2.1	Sale and Purchase of the Share
The Seller hereby sells, and the Purchaser hereby purchases, the Share upon the terms and conditions of this Agreement.

2.2	Transfer of the Share
2.2.1    The transfer and assignment of the Share to the Purchaser shall not be effected by this Agreement, but by way of a separate share transfer and assignment agreement to be entered into between the Seller and the Purchaser at the Closing and recorded in a notarial deed (the Share Transfer Deed). The transfer and assignment of the Share with effect as of the Closing Date shall be subject to the following conditions precedent (sec. 158 para 1 German Civil Code (Bürgerliches Gesetzbuch - BGB):

(a)	payment of the Estimated Purchase Price (as defined in Clause 3.4) less the Escrow Amount (as defined in Clause 3.3) to the Seller’s Account by or on behalf of the Purchaser; and

(b)	payment of the Escrow Amount to the Escrow Account by or on behalf of the Purchaser.
2.2.2    The Seller as sole shareholder of the Company hereby waives all rights of pre-emption and similar rights (if any) to which it may be entitled under the constitutional documents of the Company or otherwise in relation to the sale and purchase of the Share pursuant to this Agreement.

2.3	Right to Profits
2.3.1    The sale and transfer of the Share shall include any and all rights associated with, or otherwise pertaining to, the Share as from the Closing Date. In particular, the Share shall be sold and transferred with all dividend rights pertaining thereto as from the Closing Date (including the right to receive any and all profits of the Company which have not been effectively distributed (ausgeschüttet) before the Closing Date).

2.4	Closing, Closing Date
2.4.1    Unless the Seller and the Purchaser agree on a different location and/or time, the consummation of the actions listed in Clause 4.4 (the Closing) shall take place at the offices of Morgan, Lewis & Bockius LLP in Frankfurt am Main at 10am CET on the Scheduled Closing Date. The obligation to carry out the Closing shall only be subject to the occurrence or waiver of the Closing Condition in accordance with Clause 4.1 and the non-occurrence or waiver of the Negative Closing Conditions in accordance with Clause 4.2.
2.4.2    Scheduled Closing Date shall mean the first day of the calendar following the month in which the Closing Condition has been fulfilled or validly waived by the relevant Party, provided, however, that (i) such day is later than the fifth (5th) Business Day which follows the day on which the Closing Condition has been fulfilled or validly waived and (ii) the Parties may mutually agree on any other date to be the Scheduled Closing Date. In case the first day of the relevant calendar month is not a Business Day, the Parties agree that the Scheduled Closing Date shall be the first Business Day following the day which would otherwise be the Scheduled Closing Date. Closing Date shall mean 00.01 CET of the day on which the Closing actually occurs.
2.4.3    The Parties shall confirm in a written statement, to be jointly executed (at least in duplicate), that and when Closing has occurred (the Closing Memorandum). Such Closing Memorandum shall constitute an irrefutable presumption (unwiderlegliche Vermutung) that (and when) Closing has occurred and the Share has been transferred to the Purchaser.
3.    CONSIDERATION

3.1	Purchase Price
3.1.1    The purchase price for the Share shall be the amount determined as follows (excluding any form of double counting) as further to be set forth in the Purchase Price Determination Statement (as defined in Clause 5.1) (the Purchase Price):

(a)	a fixed amount of USD 125,000,000 (in words: one hundred twenty five million U.S. Dollars) (the Enterprise Value);

(b)	less the aggregate of the Financial Debt (as defined in Clause 3.2.1) of the Scil Group as of the Closing Date;

(c)	plus the aggregate of the Cash (as defined in Clause 3.2.2) of the Scil Group as of the Closing Date; and

(d)
less the amount by which the consolidated Net Working Capital of the Scil Group as of the Closing Date, falls short of EUR 9,000,000 (in words: nine million euros) (the Target Net Working Capital), or, as the case may be, plus the amount by which the consolidated Net Working Capital of the Scil Group as of the Closing Date exceeds the Target Net Working Capital (the resulting amount being the Closing Date Working Capital Deviation).

3.1.2    The Purchase Price shall finally be determined in EUR by applying the Conversion Rate as at the Closing Date to the Enterprise Value in order to convert those amounts to EUR amounts in accordance with Clause 17.3.3.
3.1.3    For the avoidance of doubt, the Purchase Price shall exclude the effects of any purchase accounting and any act, decision, payment or event made by the Purchaser (or at the Purchaser’s direction) which occurs on or after the Closing, including any payments or cash contributions from the Purchaser or any of its Affiliates.

3.2	Definitions of Items for the Purchase Price Calculation
3.2.1    Financial Debt means the sum of the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including prepayment penalties, premiums, breakage costs and costs for release of security, fees and other costs and expenses associated with repayment) arising under, any obligations consisting of

(a)
liabilities, borrowings and indebtedness in the nature of borrowing (including by way of acceptance credits, discounting or similar facilities, deposits, advances of any kind, loans, loan stocks, bonds, debentures, notes, checks, overdrafts or similar facilities) owed to any banking, financial, acceptance credit, lending or similar institution or other source of debt funding;

(b)
any obligations under employee incentive arrangements or arrangements with other third parties triggered by or in relation to the transactions contemplated in this Agreement, or any other transaction bonus, change in control bonus, retention, severance or (cash or non-cash) benefit becoming payable or due in connection with the transactions contemplated in this Agreement (including the employer portion of any payroll, social security, unemployment or similar Taxes) or any other Transaction Expenses. Transaction Expenses means any fees, costs and expenses payable or subject to reimbursement by the Scil Entities, whether accrued for or not, in each case in connection with the transactions contemplated by this Agreement and not paid prior to the Closing, including (a) any brokerage fees, commissions, finders’ fees, financial advisory fees, and, in each case, related costs and expenses, (b) any fees, costs and expenses of counsel, accountants or other advisors or service providers, (c) any travel expenses and costs for the data room and (d) any costs and expenses for the preparation of the Audited Financial Statements (including costs for the Retained Auditors), but excluding any such fees, costs and expenses incurred, payable or subject to reimbursement by the Scil Entities in connection with the cooperation provided by the Scil Entities in relation to the preparation and receipt of the Financing by the Purchaser pursuant to Clause 11.2.5 as requested by the Purchaser. It is being understood that Transaction Expenses includes any and all amounts paid or payable under or in connection with (including by way of reimbursement) (i) the Letter of Intent [***] and any other arrangement by a Scil Entity or a member of the Seller’s Group with [***] made on or prior to the Closing Date, (ii) the Long Term Incentive Program (LTIP), (iii) arrangements with employees and managers as listed on Schedule 6.2.14 (but in the amount which is paid or payable) (together with the LTIP, the Employee Incentive Payment Amount), and (iv) the engagement(s) of PwC in connection with the Transaction (as shown in Schedule 6.2.14, but in the amount which is paid or payable), provided, however, that the amount of Transaction Expenses shall be adjusted by deducting 50% of the Employee Incentive Payment Amount;

(c)
liabilities (other than trade payables to the extent included in the calculation of the Net Working Capital) owed to any member of the Seller’s Group (other than the Scil Entities), including any management, group, monitoring or similar fees or charges;

(d)	liabilities from bonds, profit-related, convertible, warrant-linked and other debt securities and profit participation certificates of any kind;

(e)	liabilities relating to bills of exchange;

(f)
any obligation for a lease classified as a capital or finance lease or required to be categorized as a capital or finance lease in accordance with US GAAP and consistent with US GAAP and the non-audited consolidated financial statements of the Scil Group attached in Schedule 6.2.5(a) (the Capital Leases) and any sale of receivables and any factoring;

(g)	market-to-market loss provisions for interest rate and currency swaps, including any termination costs;

(h)	liabilities relating to accrued or non-accrued severance obligations or provisions for severance (other than amounts under (i) below);

(i)	the following amounts:

(i)
an amount of EUR 200,000 (in words: two hundred thousand Euros) (the [***] Amount) in relation to [***] (the [***]) in connection with [***] (including with respect to [***] Taxes, legal fees and costs for litigation, arbitration and any other cost or liability of the Scil Entities) (together, the [***] Amounts). It is being understood that the [***] Amount shall be a lump sum. [***];

(ii)
an amount of EUR 800,000 (in words: eight hundred thousand) (the [***] Amount) in relation to [***] (the [***]), in connection with any claims of, and proceedings, settlements and disputes with, the [***] (including with respect to [***] Taxes) (together, the [***] Amounts). It is being understood that the [***] Amount shall be a lump sum. [***];

(iii)
an amount of EUR 500,000 (in words: five hundred thousand Euros) (the [***] Amount) in relation to [***] (the [***]), in connection with [***] (including without limitation [***] Taxes) (together, the [***] Amounts). It being understood that the [***] Amount shall be a lump sum. [***].

(j)
any pension obligations and similar obligations (including in connection with early retirements (Altersteilzeit) or other early retirement arrangements), but excluding any payments made or to be made by the Scil Entities for German employees to direct insurances (Direktversicherungen) in accordance with past practice (the Direct Insurance Amounts);

(k)
(i) any amount, which shall not be less than zero, for any income Tax liabilities (excluding any amounts for deferred Tax liabilities or deferred Tax assets and any amounts in respect of speculative or contingent liabilities for income Taxes) net of any prepaid income Taxes, but only to the extent that such payments have the effect of reducing (not below zero) the particular income Tax liability in respect of which such payments were made, and (ii) any Tax liability with respect to Transaction Expenses (irrespective of whether the Transaction Expenses have been paid or are payable prior to, on the Closing Date or thereafter);

(l)
any obligation for deferred purchase price with respect to the acquisition of any business, asset, or securities in the context of M&A transactions, whether contingent or otherwise, including all Tax-related payments and amounts owed under any earn-out or similar performance payment, at the maximum value, whether contingent or not, or any seller notes or post-closing true-up obligations;

(m)	any liabilities for any drawn letters of credit, performance bonds, surety bonds and similar obligations; and

(n)	contingent liabilities and off balance sheet contingencies or similar obligations in accordance with US GAAP in each case of (a) through (n) above excluding any amount or item to the extent included in the calculation of the Net Working Capital.
3.2.2    Cash means cash and cash equivalents, including bank balances and checks received, but not deposited (excluding outbound checks, drafts, wires and other outbound payments in transit), but excluding any Restricted Cash and any cash equivalents which is not convertible into cash within thirty (30) calendar days after the Closing Date.
Restricted Cash means any Cash to the extent it cannot, due to restrictions by applicable Law, be fully distributed or repatriated (including by way of share capital reductions, share buy-backs or upstream loans in accordance with applicable Law) directly or indirectly (via a Scil Entity) to the Purchaser, excluding, for the avoidance of doubt, any Taxes payable on distributions or repatriations.
3.2.3    Net Working Capital means the amount equal to (i) the book value of the inventory and trade receivables of the Scil Group and other current assets of the Scil Group (excluding Cash and any Restricted Cash) minus (ii) the book value of the advance payments received on orders, trade payables and other current liabilities of the Scil Group, including the Direct Insurance Amounts and operating leases, but excluding any Capital Leases and any deferred Tax assets or deferred Tax liabilities, in each case of this Clause 3.2.3 to be determined in accordance with U.S. GAAP.

3.3	Escrow
3.3.1    On or prior to the Closing Date, the Seller, the Purchaser and the acting notary (the Escrow Agent) shall enter into an escrow agreement (the Escrow Agreement) substantially in the form attached as Schedule 3.3.1. The Purchaser shall pay, on the Closing Date, an amount equal to EUR 9,000,000 (in words: nine million euro) (the Escrow Amount) of the Estimated Purchase Price to the escrow account set forth in the Escrow Agreement (the Escrow Account). The Escrow Amount, as may be increased from time to time by interest accruing thereon if applicable and as reduced from time to time by (i) any amounts paid out to the Purchaser from the Escrow Amount, (ii) any potential negative interest on the Escrow Amount or (iii) any bank or other charges arising out of or in connection with the opening or maintaining of the Escrow Account, which shall, however, be compensated by the Seller in accordance with the Escrow Agreement, (the Escrow Fund), shall serve as collateral for any claims of the Purchaser based on a Breach of Guarantee(s), claims of the Purchaser under Clauses 3.5, 8 and 11.4 of this Agreement and/or other claims of the Purchaser under or in connection with this Agreement (the Escrow Claims) for an aggregate period of eighteen (18) months from the Closing Date in accordance with the terms and provisions of the Escrow Agreement. Each of the Seller and the Purchaser shall bear 50% of the fees and expenses of the Escrow Agent. The Escrow Fund and/or portions thereof, as applicable, shall be released in accordance with the terms and provisions of the Escrow Agreement.
3.3.2    The Purchaser’s recourse against the Seller or the Seller’s Guarantor shall first be pursued against the Escrow Fund, provided, however, that (i) if and to the extent the Escrow Fund is not sufficient to satisfy all claims of the Purchaser against the Seller, the Purchaser shall be entitled to seek direct recourse against the Seller and the Seller’s Guarantor and (ii) the Seller shall be obligated to pay the amount of a Purchase Price Adjustment for the benefit of the Purchaser, if any, to the Purchaser in accordance with Clause 3.5 and the Purchaser shall not be obligated to pursue such claim first against the Escrow Fund.

3.4	Estimated Purchase Price
3.4.1    On the fifth (5th) Business Day prior to the Scheduled Closing Date, the Seller shall prepare and deliver to the Purchaser a written statement setting forth the Seller’s good faith estimate of the Financial Debt of the Scil Group, the Cash of the Scil Group, the Net Working Capital of the Scil Group, in each case as at the Scheduled Closing Date, and, based on those estimates and by applying the rules set forth in Clause 3.1 and 3.2, the Estimated Closing Date Working Capital Deviation and the Estimated Purchase Price (together the Estimated Purchase Price Determination Statement). With respect to conversion of the Enterprise Value into an EUR amount, the Conversion Rate as at the sixth (6th) Business Day prior to the Scheduled Closing Date shall be applied.
3.4.2    The Purchaser shall be entitled to review the Estimated Purchase Price Determination Statement and to provide the Seller until the third (3rd) Business Day prior to the Scheduled Closing Date with its comments on the Estimated Purchase Price Determination Statement (if any); upon reasonable request of the Purchaser, the Seller and Purchaser shall discuss in good faith those comments and any adjustments of the Estimated Purchase Price Determination Statement (if any) and Seller, acting in good faith, shall take those comments into due account. The Seller may, in its reasonable discretion, provide the Purchaser with a revised Estimated Purchase Price Determination Statement until the Business Day immediately preceding the Scheduled Closing Date (such revised Estimated Purchase Price Determination Statement, if any, shall then be deemed to be the Estimated Purchase Price Determination Statement for purposes of this Agreement) subject to the written consent of the Purchaser. If the Seller does not revise the Estimated Purchase Price Determination Statement or the Purchaser does not give its written consent to the revised Estimated Purchase Price Determination Statement, the Purchaser shall pay the Estimated Purchaser Price as set forth in the Estimated Purchase Price Determination Statement as submitted by the Seller in accordance with Clause 3.4.1.
3.4.3    Estimated Purchase Price means the EUR amount equal to (i) the Enterprise Value (converted into EUR as set forth above) less (ii) the estimated Financial Debt of the Scil Group plus (iii) the estimated Cash of the Scil Group less (iv) the amount by which the estimated consolidated Net Working Capital of the Scil Group falls short of the Target Net Working Capital or, as the case may be, plus the amount by which the estimated consolidated Net Working Capital of the Scil Group exceeds the Target Net Working Capital (the resulting amount being the Estimated Closing Date Working Capital Deviation).
3.4.4    Upon Closing, the Purchaser shall pay the Estimated Purchase Price less the Escrow Amount to the Seller in accordance with the provisions of this Agreement.

3.5	Purchase Price Adjustment
In the event that the final Purchase Price determined pursuant to Clauses 3.1 and 3.2 and as derived from the Purchase Price Determination Statement (i) exceeds or, as the case may be, (ii) falls short of, the Estimated Purchase Price, then the difference (each a Purchase Price Adjustment) must be paid within ten (10) Business Days after the Purchase Price Determination Statement becomes binding in accordance with Clause 5, in the event of (i) by the Purchaser to the Seller and in the event of (ii) by the Seller to the Purchaser. The Seller shall not be entitled to require the Purchaser to pursue the claim for a Purchase Price Adjustment for the benefit of the Purchaser (lit. (ii) of the preceding sentence) from the Escrow Fund but the Seller shall pay the amount of a Purchase Price Adjustment for the benefit of the Purchaser, if any, to the Purchaser.

3.6	Payment Procedures
3.6.1    Payments by the Purchaser to the Seller based on this Agreement must, except as otherwise provided in this Agreement, be paid by the Purchaser in euro via bank transfer, free of charges and fees (other than those levied by Seller’s bank), with same day value to the following account of the Seller, or any other account to be nominated by the Seller to the Purchaser in writing at least five (5) Business Days prior to the Scheduled Closing Date (the Seller’s Account):
Covetrus Animal Health Holdings Limited
Bank: [***]
Bank Code: [***]
IBAN: [***]
Reference: [***]

3.6.2    Payments by the Seller to the Purchaser based on this Agreement must, except as otherwise provided in this Agreement, be paid by the Seller in euro via bank transfer, free of charges and fees (other than those levied by Purchaser’s bank), with same day value to the following account of the Purchaser, or any other account to be nominated by the Purchaser to the Seller in writing at least five (5) Business Days prior to the due date for the relevant payment (the Purchasers’ Account):
Heska Corporation
Account No.: [***]
Wire: [***]
ACH: [***]

3.6.3    Any payments under or in connection with this Agreement shall be made in EUR.

3.7	No Set-Off
Any right of the Parties to set-off (aufrechnen) and/or to withhold (zurückbehalten) any payments due under this Agreement is hereby expressly waived and excluded except for claims which have been acknowledged (anerkannt) in writing by the respective Party or are confirmed by the competent arbitration tribunal in accordance with Clause 17.2.

3.8	Default Interest; Interest
3.8.1    If any Party fails to pay any amounts owed and due under this Agreement, it shall pay default interest (Verzugszinsen) at a rate of 900 basis points over the basic interest rate (Basiszinssatz) according to sec. 247 BGB per annum.
3.8.2    Interest shall be calculated on the basis of actual days elapsed and a calendar year of 360 days.

3.9	VAT
The sale and transfer of the Share qualify as VAT exempt under applicable Tax law. The Seller herewith agrees not to waive any VAT exemption with respect to such sale and transfer of the Share.
4.    CLOSING CONDITION, NEGATIVE CLOSING CONDITIONS AND CLOSING ACTIONS

4.1	Closing Condition
4.1.1    The Parties are not obligated to carry out the Closing until the condition to Closing set forth in this Clause 4.1.1 (the Closing Condition) has occurred or been waived by the Purchaser alone at any time by delivery of a written notice to the Seller:
The Purchaser has received the Audited Financial Statements to satisfy the Purchaser’s or the Purchaser’s Guarantor’s reporting obligations on Form 8-K of the Securities and Exchange Commission (or any amendments thereto) in connection with the transactions contemplated under this Agreement. Audited Financial Statements means the financial statements of the Scil Entities as required under Regulation S‑X under the Securities Act of 1933, as amended, including audited, interim and pro forma statements as may be required in accordance with Regulation S‑X and, in particular, the audited consolidated balance sheet of the Scil Group as of 31 December 2018 and as of 31 December 2019, in each case together with the audited consolidated statements of operations, shareholders’ equity, cash flows and notes thereto for the fiscal years then ended.
4.1.2    As soon as any of the Parties learns of the satisfaction or final non-satisfaction of the Closing Condition, it must without undue delay inform the other Party hereof in writing.
4.1.3    The effect of a waiver shall be limited to eliminating the need that the Closing Condition shall be satisfied and shall not limit or prejudice any claim that the Purchaser may have with respect to any circumstances in relation to such Closing Condition not having been satisfied.

4.2	Additional Purchaser Closing Conditions
The Purchaser shall not be obliged to carry out the Closing if at least one of the following events set forth in Clause 4.2.1 through Clause 4.2.5 has occurred (the Negative Closing Conditions) until the Closing Date (inclusive):
4.2.1    An objection has been lodged against the list of shareholders recorded in the Company's commercial register prior to or on the Closing Date (it being understood that a transfer of the Share to a New Seller pursuant to Clause 14.2.1 shall not qualify as a Negative Closing Condition).
4.2.2    Circumstances materialize that trigger the obligation to apply for any bankruptcy, insolvency or equivalent proceedings in respect of any Scil Entity.
4.2.3    A Material Guarantee Breach has occurred (taking into account any curing prior to the Closing Date). The Seller shall deliver to the Purchaser on the Closing Date a written statement (duly executed by the legal representatives of the Seller) confirming that to the Seller’s Knowledge no Material Guarantee Breach has occurred.
Material Guarantee Breach means either a breach or breaches of the Guarantee pursuant to Clauses 6.2.1 through 6.2.4 or a Material Other Guarantee Breach.
Material Other Guarantee Breach means a breach or breaches of any Guarantee (other than the Guarantees pursuant to Clauses 6.2.1 through 6.2.4), which would result, assuming Closing had occurred, in a Material Adverse Change (as defined in Clause 4.2.4), it being acknowledged, for the avoidance of doubt, by the Parties, that the Purchaser shall retain the ability to make a claim against the Seller following Closing in connection with any breach of the Guarantees.
4.2.4    A Material Adverse Change has occurred. Material Adverse Change means any event, occurrence, fact, condition or change that is individually or as a whole materially adverse to (a) the business, results of operations, financial condition or assets of the Scil Group, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that Material Adverse Change shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions to the extent they do not have a disproportionate effect on the Scil Entities relative to similarly situated peer companies and competitors, (ii) conditions generally affecting the industries in which the Scil Entities operate to the extent they do not have a disproportionate effect on the Scil Entities relative to similarly situated peer companies and competitors, (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates, (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof, (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Purchaser, (vi) any changes in Applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof, (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, non-distributor customers, suppliers, distributor customers or others having relationships with the Scil Group due to the transactions contemplated by this Agreement, or (viii) any natural or man-made disaster or acts of God or (ix) any failure by the Scil Group to meet any internal or published projections, forecasts or revenue or earnings predictions.
The Parties agree that, notwithstanding anything to the contrary in this Agreement, this Clause 4.2.4 shall be construed in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.
4.2.5    A breach of the financing cooperation covenant set forth in Clause 11.2.5 by the Seller has occurred which the Seller has not cured upon prior reasonable advance written notice of the Purchaser and which breach results in the Purchaser not obtaining the necessary equity or debt financing or at significantly different terms to pay the Estimated Purchase Price and the Escrow Amount at Closing as envisaged by the Purchaser on the date hereof.
4.2.6    As soon as the Seller learns of circumstances which could constitute a Negative Closing Condition, it must without undue delay inform the Purchaser hereof in writing, and with respect to a Material Guarantee Breach, providing reasonable details in relation to such Material Guarantee Breach.
4.2.7    In case a Negative Closing Condition occurs, the Seller and the Purchaser shall, without undue delay following a due notification pursuant to Clause 4.2.6, enter into good faith negotiations within 20 (twenty) Business Days to agree an adjustment of the terms of this Agreement taking the relevant effects fully into account. Should the Seller and the Purchaser fail to reach such agreement within the aforementioned timeline, the Purchaser shall not be obliged to carry out the Closing (with no obligation of the Purchaser to agree to any adjustment) and shall have the right to rescind from this Agreement subject to and in accordance with Clause 4.3.1.

4.3	Consequences of Non-Occurrence of the Closing
4.3.1    If the Closing has not occurred at the latest by 31 May 2020, either the Seller or the Purchaser may rescind this Agreement (Rücktritt vom Vertrag) by written notice to the respective other Party with a copy to the acting notary, provided that the Party which violated its obligations under this Agreement thereby causing (i) the Closing Condition not to occur or be satisfied, (ii) a Negative Closing Condition to occur or (iii) any Closing Action to be taken by such Party has neither been taken nor validly waived is in each case not entitled to rescind this Agreement. For the avoidance of doubt and subject to Clause 4.2.5, the Purchaser is not entitled to rescind this Agreement if it or its Affiliates do not obtain sufficient funds or any other form of financing to pay the Estimated Purchase Price and the Escrow Amount at the Closing.
4.3.2    If this Agreement is rescinded in accordance with Clause 4.2.7 and/or 4.3.1, this Agreement shall cease to have force and effect and shall not create any binding obligation between the Parties except for any claims for breaches of this Agreement which occurred prior to the rescission and provided that this Clause 4.3.2 and Clauses 12 (Purchaser’s Guarantor; Seller’s Guarantor), Clause 13 (Confidentiality and Press Releases), 15 (Transfer Taxes and Costs), 16 (Notices) and 17 (Miscellaneous) shall remain in full force and effect.

4.4	Closing Actions
4.4.1    At the Closing, the Seller and the Purchaser shall take the following actions in the sequence presented:

(a)	the Seller shall deliver to the Purchaser a board resolution of the Seller approving the consummation of this Agreement and the performance of the transactions contemplated hereunder;

(b)	the Seller, the Purchaser and the Escrow Agent shall enter into the Escrow Agreement substantially in the form as set out in Schedule 3.3.1;

(c)	the Seller and the Purchaser shall enter into a master services agreement, substantially in the form as set out in Schedule 4.4.1(c), with effect as of the Closing Date.

(d)
the Seller shall hand out to the Purchaser a copy of a shareholder's resolution of the Company according to which the managing directors (Geschäftsführer) of the Company are being granted discharge (Entlastung) for the time period up to the Closing Date;

(e)	the Seller and the Purchaser shall enter into the Restrictive Covenant Agreement;

(f)	the Seller shall deliver evidence to the Purchaser that the Scil Entities have ceased to participate in the Cash Pool as set forth in Clause 11.2.9;

(g)
the Seller shall confirm to the Purchaser in writing that to the Seller’s Knowledge, no Negative Closing Condition has occurred and shall deliver to the Purchaser a written statement (duly executed by the legal representatives of the Seller) confirming that to the Seller’s Knowledge no Material Guarantee Breach has occurred;

(h)	the Seller and the Purchaser shall enter into the Share Transfer Deed;

(i)	the Purchaser or an Affiliate acting on behalf of the Purchaser shall pay the Estimated Purchase Price less the Escrow Amount in accordance with Clause 3 to the Seller’s Account;

(j)	the Purchaser or an Affiliate acting on behalf of the Purchaser shall pay the Escrow Amount to the Escrow Account in accordance with the Escrow Agreement; and

(k)
upon confirmation of receipt of the Estimated Purchase Price by the Seller and the Escrow Amount by the Escrow Agent, the Seller shall deliver to the Purchaser a power of attorney substantially in the form as attached in Schedule 4.4.1(k) granting the Purchaser the right to exercise the Seller’s rights as shareholder of the Company after the Closing with respect to the Share.

4.4.2    The Seller and Purchaser may jointly waive the allocated sequence of the Closing Actions (in whole or in part). The Seller may unilaterally waive each of the Closing Actions under Clause 4.4.1(i) and 4.4.1(j) by delivery of a written notice to the Purchaser to such effect. The Purchaser may unilaterally waive each of the Closing Actions under Clause 4.4.1(a), Fehler! Verweisquelle konnte nicht gefunden werden., 4.4.1(f), 4.4.1(g) and 4.4.1(k) by delivery of a written notice to the Seller to such effect. Each of the Closing Actions under Clause 4.4.1(b), 4.4.1(c), 4.4.1(e) and 4.4.1(h) may be waived jointly in writing by the Seller and the Purchaser. The effect of a waiver shall be limited to eliminating the need that the respective Closing Action is taken on the Closing Date and shall not limit or prejudice any claim that any Party may have with respect to any circumstances in relation to such Closing Action not being taken on the Closing Date in accordance with this Agreement. The Seller may elect to perform each of the Closing Actions under Clause 4.4.1(a), 4.4.1(f) and 4.4.1(g) prior to the Scheduled Closing Date. The Purchaser may elect to perform each of the Closing Actions under Clause 4.4.1(i) and 4.4.1(j) prior to the Scheduled Closing Date.
4.4.3    Immediately after all Closing Actions have been carried out, or validly waived, the Parties shall (i) execute the Closing Memorandum pursuant to Clause 2.4.3 and (ii) inform the acting notary about the in rem (dinglich) transfer of the Share to the Purchaser with the instruction to file an updated shareholders list reflecting the in rem (dinglich) transfer of the Share to the Purchaser with the competent commercial register.
5.    PURCHASE PRICE DETERMINATION STATEMENT

5.1	Preparation of Purchase Price Determination Statement
5.1.1    The Purchaser shall procure that the Company shall draw up consolidated financial statements of the Scil Group as of the Closing Date in accordance with U.S. GAAP (the Closing Accounts). Based on the Closing Accounts, the Purchaser shall prepare a written statement setting forth the Purchaser’s determination of the Financial Debt, the Cash, the Net Working Capital, the Closing Date Working Capital Deviation and the Purchase Price (together with the Closing Accounts the Purchase Price Determination Statement).
5.1.2    The Purchaser shall submit the Purchase Price Determination Statement (including the Closing Accounts) to the Seller for review within ninety (90) Business Days from the Closing Date.
5.1.3    In order to support and enable the review of the Purchase Price Determination Statement (including the Closing Accounts) by the Seller, the Purchaser shall, upon reasonably written request of the Seller, cause the Scil Entities to grant to the Seller and the Seller's professional advisors access to their senior employees responsible for the preparation of the Purchase Price Determination Statement within normal business hours and upon reasonable notice in advance and to make available to them without undue delay all documentation and other data available to the Scil Entities and as reasonably requested by the Seller in writing to review the Purchase Price Determination Statement.
5.1.4    Any objections of the Seller to the Purchase Price Determination Statement and the Closing Accounts must be raised within sixty (60) Business Days from receipt of the Purchase Price Determination Statement by providing the Purchaser with (i) a written statement of objections, specifying the items or entries that are objected, and (ii) a revised version of the Purchase Price Determination Statement (including revised Closing Accounts) (the Revised Purchase Price Determination Statement) taking such objections into account. The Revised Purchase Price Determination Statement shall also specify in reasonable detail the grounds, and submit the underlying documentation, for such objections and the proposed modifications. If and to the extent the Seller does not provide a Revised Purchase Price Determination Statement during such sixty (60) Business Days period and to the extent the Revised Purchase Price Determination Statement does not include any objections against the Purchase Price Determination Statement, the Purchase Price Determination Statement shall with the expiration of such period be final and binding upon the Parties.
5.1.5    Each Party shall bear its own costs in relation to the preparation and review of the Purchase Price Determination Statement.

5.2	Resolution of Disputes
5.2.1    In case the Seller timely submits a Revised Purchase Price Determination Statement, the Seller and the Purchaser shall attempt in good faith to settle the matters in dispute. If and to the extent the Seller and the Purchaser cannot settle the matters in dispute within twenty (20) Business Days after receipt by the Purchaser of the Seller’s Revised Purchase Price Determination Statement (the Settlement Period), Seller and Purchaser shall jointly present the matter to a neutral auditing firm of international recognition (the Neutral Auditor). If the Seller and the Purchaser cannot agree on the Neutral Auditor within ten (10) Business Days after the Settlement Period, a suitable Neutral Auditor shall be appointed by the German Institute of Chartered Accountants (Institut der Wirtschaftsprüfer in Deutschland e.V.) at the written request of either Party after consideration of the proposals made by the Seller and the Purchaser.
5.2.2    The Seller and the Purchaser shall jointly instruct the Neutral Auditor to determine the matters in dispute in accordance with the provisions of this Agreement. To that end, the Seller and the Purchaser agree to use their commercially reasonable efforts to engage the Neutral Auditor as promptly as practicable. Each Party agrees to execute, if requested by the Neutral Auditor, an engagement letter with the Neutral Auditor reflecting the terms of this Agreement and otherwise containing reasonable terms.
5.2.3    Unless instructed otherwise by the Seller and the Purchaser jointly, the Neutral Auditor shall limit its decision to the matters in dispute, but shall on the basis of its decision and the undisputed parts of the Purchase Price Determination Statement (including the Closing Accounts) determine the Purchase Price Determination Statement (including the Closing Accounts) in its entirety. In respect of the matters in dispute, the decision of the Neutral Auditor shall remain within the boundaries of the positions (including the amounts) taken by the Seller and the Purchaser in the Purchase Price Determination Statement (including the Closing Accounts) and the Revised Purchase Price Determination Statement (including the revised Closing Accounts), respectively. To the extent necessary for the decision, the Neutral Auditor shall also be entitled to decide on the interpretation of the provisions in Clause 3.2. The Neutral Auditor shall act as an expert (Schiedsgutachter) and not as an arbitrator (Schiedsrichter).
5.2.4    The Seller and the Purchaser shall make available to the Neutral Auditor the Purchase Price Determination Statement (including the Closing Accounts), the Revised Purchase Price Determination Statement (including the revised Closing Accounts) and all other documentation and data reasonably requested by the Neutral Auditor. The Neutral Auditor shall make its decision solely on written presentations of the Purchaser and the Seller submitted to the Neutral Auditor and shall not undertake any independent investigation or review. The Neutral Auditor shall immediately submit copies of all documents and other data made available by the Seller or the Purchaser to the respective other Party as well. The Parties shall have a right to be present (together with their respective advisors) at any meeting of the Neutral Auditor with any person and at any visit or review of any of the Parties' or the Scil Entities' premises, systems or data. Before taking any decision the Neutral Auditor shall grant the Seller and the Purchaser the opportunity to present their positions, which shall include the opportunity of at least one oral hearing in the presence of the Seller and the Purchaser and their respective professional advisors.
5.2.5    The Neutral Auditor shall use best efforts to deliver its written opinion with reasons for the decision as soon as reasonably practical and shall endeavour to do so no later than thirty (30) Business Days after the matters in dispute have been referred to the Neutral Auditor.
5.2.6    The Neutral Auditor's decisions and the Purchase Price Determination Statement (including the Closing Accounts) as revised by the Neutral Auditor shall be final and binding upon the Parties absent manifest errors.
5.2.7    The costs and expenses of the Neutral Auditor shall be borne by the Seller and the Purchaser pro-rata in proportion to the amounts by which the Purchase Price, as determined by the Purchaser in the Purchase Price Determination Statement and by the Seller in the Revised Purchase Price Determination Statement, deviates from the Purchase Price determined by the Neutral Auditor.
6.    SELLER'S GUARANTEES

6.1	Form and Scope of Seller’s Guarantees
The Seller, and the Seller’s Guarantor with respect to Clause 6.2.3 and 6.2.4 in relation to itself only, hereby guarantee to the Purchaser, subject to the limitations provided for in Clause 7 below, by way of an independent promise of guarantee (selbständiges Garantieversprechen) within the meaning of sec. 311 para. 1 BGB irrespective of fault that the following statements (each of them a Guarantee and all of them collectively the Guarantees) are complete and correct as of the date of this Agreement (the Signing Date) and will also be complete and correct as of the Closing Date, except that Guarantees which are expressly made as of a specific date or period are complete and correct only as of such date or period, respectively. Guarantees qualified by the Seller's Knowledge are complete and correct only as of the Signing Date. The Seller, the Seller’s Guarantor and the Purchaser agree and explicitly confirm that the Guarantees shall be qualified and construed neither as quality guarantees concerning the object of the purchase (Garantien für die Beschaffenheit der Sache) within the meaning of sec. 443 and 444 (second alternative) BGB nor quality agreements (Beschaffenheitsvereinbarungen) within the meaning of sec. 434 para. 1 sentence 1 BGB.

6.2	Seller's Guarantees
6.2.1    Corporate Matters

(a)
The statements in Clauses 1.1 through 1.3 (including the related Schedules) regarding the Scil Entities and the Participation are complete and correct. The Share is the sole share in the Company and represents 100% of the Company’s share capital. With respect to each Subsidiary, the relevant Subsidiary Shares are the sole shares in such Subsidiary and represent 100% of such Subsidiary’s share capital.

(b)
The Scil Entities were duly established in the legal form as set out in Schedule 1.2.1 and are validly existing under the Laws of their jurisdiction and have the corporate power to own their respective properties and to carry on its respective businesses as presently conducted. Law or Laws shall mean any law, statute, rule, treaty, regulation, ordinance (Verwaltungsvorschrift), code, judgment, constitution, principle of common law or case law, edict, ruling, directive or similar regulation of general applicability of any relevant country or state, province, county, city, municipality, government, governmental authority, regulatory authority or other body entrusted with governmental responsibilities (including, for the avoidance of doubt, any legislative body).

(c)
Schedule 6.2.1(c) contains copies of excerpts from the commercial register (or any other relevant public register) of most recent date available to the Seller of the Scil Entities and the Participation attached for information purposes. All facts required to be entered in the relevant registers have been entered therein and no resolutions or other measures have been taken which would require registration in such registers and no filings with such registers are currently pending.

(d)
None of the Scil Entities is, or has agreed to become, a party to any shareholder agreement, trust agreement, silent partnership agreement, sub-participation agreement, profit participation right agreement or any affiliation agreement (Unternehmensvertrag) within the meaning of sec. 291 et seq. AktG or any comparable agreement pursuant to foreign applicable Law, except as listed in Schedule 6.2.1(d).

(e)
The Company does not hold, either directly or indirectly (nor through an escrow agent (Treuhänder)), any shares, interests or participations in other corporations, partnerships, enterprises or other persons other than the Subsidiary Shares and the Minority Shares and has no legal obligation to acquire any such shares, interests or participations. The Subsidiaries do not hold, neither directly nor indirectly (nor through an escrow agent), shares, interests or participations in other corporations, partnerships, enterprises or other persons and have no legal obligation to acquire any such shares, interests or participations.

(f)	None of the Scil Entities has any branches or representative offices inside or outside of its jurisdiction of incorporation.
6.2.2    Ownership of the Share and the Subsidiary Shares; Liquidation of Subsidiaries

(a)
The Seller is the sole and unrestricted legal and beneficial owner of the Share and the Company is the sole and unrestricted legal and beneficial owner of the Subsidiary Shares. The Seller is entitled to freely dispose of the Share and the Company is entitled to freely dispose of the Subsidiary Shares, in each case without such disposal infringing any rights of a third party.

(b)
The Share and the Subsidiary Shares have been validly issued, are fully paid up, either in cash or in kind, and have not been repaid, neither in whole nor in part, neither to the Seller nor to any of its Affiliates. Except as set out in Schedule 6.2.2(b), there is no shareholder obligation (actual or contingent) to make any additional payment or other contribution with respect to the Share or any of the Subsidiary Shares.

(c)
The Share and the Subsidiary Shares are free and clear from any liens, pledges, charges, security interests, encumbrances, other rights of third parties or other defects of title (Rechtsmängel) (together the Liens). There are no pre-emptive rights, rights of first refusal, options, subscription rights or other rights (actual or contingent) of any third party to purchase or acquire, or otherwise in respect of, any or all of the Share and the Subsidiary Shares.

(d)
The Seller is, with respect to the Share, not bound by any agreement (including voting trust agreements – Stimmbindungsverträge), restrictions or obligations relating to any rights under the Share. There are no trust agreements or silent partnerships in respect of the Company or any of the Subsidiaries and no third party owns any indirect participations (Unterbeteiligungen) in the Share or any of the Subsidiary Shares.

(e)
The liquidation of former subsidiaries of any member of the Scil Group has been implemented and finalized in accordance with applicable Law with no outstanding rights, obligations or liabilities in connection therewith for any member of the Scil Group. There are no outstanding rights, obligations or liabilities in connection with any member of the Scil Group (or any subsidiary of any member of the Scil Group) which is not operative (including scil animal care company Ltd., United Kingdom).

6.2.3    Authority of the Seller and the Seller’s Guarantor

(a)
The Seller is duly incorporated and validly existing under the Laws of the United Kingdom, the Seller’s Guarantor is duly incorporated and validly existing under the Laws of Delaware and the Seller and the Seller’s Guarantor have all requisite corporate power and authority to execute and consummate this Agreement and to perform their obligations hereunder.

(b)
This Agreement has been duly and validly executed by the Seller and the Seller’s Guarantor and constitutes a legal, valid, and binding obligation of the Seller and the Seller’s Guarantor, enforceable under German Law against the Seller and the Seller’s Guarantor in accordance with its terms. The execution and consummation of this Agreement and the performance of the transactions contemplated hereunder do not violate any legal obligation of the Seller and the Seller’s Guarantor, any judicial or governmental order to which any of the Seller and the Seller’s Guarantor is bound or any provision of the Seller’s and/or the Seller’s Guarantor’s articles of association or similar corporate documents.

(c)
The execution and performance by the Seller and the Seller’s Guarantor of this Agreement have been validly authorized and the execution and performance of this Agreement by the Seller and the Seller’s Guarantor require no approval, consent or permit by any corporate body of any member of the Seller’s Group, governmental authority or other third party that would allow such corporate body, governmental authority or third party to prevent the consummation of this Agreement by legal means.

6.2.4    No Insolvency or Illiquidity

(a)
(i) No bankruptcy or insolvency or equivalent proceedings concerning any of the Seller, the Seller’s Guarantor, the Scil Entities have been applied for and (ii) no circumstances exist which would trigger the obligation to apply for any bankruptcy, insolvency or equivalent proceedings in any jurisdiction under applicable Law.

(b)
Neither the Seller or the Seller’s Guarantor nor any of the Scil Entities have stopped or suspended payment of their debts, become unable to pay their debts or otherwise become insolvent, illiquid or over-indebted (überschuldet), except as provided for in Schedule 6.2.4(b). No assets of the Seller, the Seller’s Guarantor or any of the Scil Entities have been seized by or on behalf of any third party nor are any foreclosure, forfeiture, execution or enforcement proceedings pending or threatened in writing with respect to any of the Seller, the Seller’s Guarantor or the Scil Entities or their respective assets.

6.2.5    Financial Statements

(a)
The non-audited consolidated financial statements of the Scil Group and the audited or non-audited, as the case may be, individual financial statements of each of the Scil Entities for the fiscal years ending on 31 December 2017 and on 31 December 2018, including in each case the balance sheets, the income statements and the notes (collectively, the Financial Statements) are attached hereto for information purposes as Schedule 6.2.5(a).

(b)
With respect to the Financial Statements which were audited and certified (geprüft und testiert): The relevant auditor has issued an unqualified opinion and they were prepared in accordance with the statutory accounting provisions applicable in the relevant jurisdiction of the respective Scil Entity and the generally accepted accounting principles as applied in the respective jurisdictions (local GAAP), consistent with the principles used in the financial statements of the Scil Entities for the previous three years (unter Wahrung formeller und materieller Bilanzkontinuität) and applied on a consistent basis (e.g., with respect to the use of discretionary rights (Aktivierungs- und Passivierungswahlrechte)) and they present a true and fair view of the assets and liabilities (Vermögenslage), financial condition (Finanzlage) and results of operation (Ertragslage) of the relevant Scil Entity as of, and with respect to, the fiscal year ending on 31 December 2017 and on 31 December 2018, respectively.

(c)
The non-audited consolidated financial statements of the Scil Group were prepared in accordance with U.S. GAAP consistent with the principles used in the non-audited consolidated financial statements of the Scil Group for the previous three years (unter Wahrung formeller und materieller Bilanzkontinuität) and applied on a consistent basis (e.g., with respect to the use of discretionary rights (Aktivierungs- und Passivierungswahlrechte)) and present a true and fair view of, the assets and liabilities (Vermögenslage), financial condition (Finanzlage) and results of operation (Ertragslage) of the Scil Group as of, and with respect to, the fiscal year ending on 31 December 2017 and on 31 December 2018, respectively.

(d)
The non-audited Financial Statements of the Scil Entities were prepared in accordance with local GAAP consistent with the principles used in the non-audited Financial Statements of the Scil Entities for the previous three years (unter Wahrung formeller und materieller Bilanzkontinuität) and applied on a consistent basis (e.g., with respect to the use of discretionary rights (Aktivierungs- und Passivierungswahlrechte)) and present a true and fair view of, the assets and liabilities (Vermögenslage), financial condition (Finanzlage) and results of operation (Ertragslage) of the relevant Scil Entity as of, and with respect to, the fiscal year ending on 31 December 2017 and on 31 December 2018, respectively.

(e)
With respect to the Audited Financial Statements as of the Closing Date only: The relevant auditor has issued an unqualified opinion and they were prepared in accordance with the statutory accounting provisions applicable in the relevant jurisdiction of the respective Scil Entity and the generally accepted accounting principles as applied in the respective jurisdictions (local GAAP), consistent with the principles used in the financial statements of the Scil Entities for the previous three years (unter Wahrung formeller und materieller Bilanzkontinuität) and applied on a consistent basis (e.g., with respect to the use of discretionary rights (Aktivierungs- und Passivierungswahlrechte)) and they present a true and fair view of the assets and liabilities (Vermögenslage), financial condition (Finanzlage) and results of operation (Ertragslage) of the relevant Scil Entity as of, and with respect to, the fiscal year ending on 31 December 2018 and on 31 December 2019, respectively.

(f)
The consolidated management accounts of the Scil Group as of 30 November 2019 and for the period from 1 January 2019 through 30 November 2019 are attached hereto as Schedule 6.2.5(f) (the Management Accounts). The Management Accounts have been prepared in accordance with past accounting and consolidation practice as consistently applied for the preparation of the Financial Statements of the Scil Group in 2017 and 2018. They do not materially misstate the assets and liabilities (Vermögenslage) and the results of operations (Ertragslage) of the Scil Group as of 30 November 2019 and for the financial period then ended and, to the Seller’s Knowledge, are correct in all material respects.

(g)
Except for the liabilities shown in Schedule 6.2.5(g), no Scil Entity has (i) any liability (including uncertain and contingent liabilities) not required to be included as liabilities in the Financial Statements in accordance with local GAAP or U.S. GAAP, as applicable and (ii) since 1 January 2019 incurred any liability (whether actual, uncertain or contingent) which would have to be shown or accrued for in the Financial Statements, or to be disclosed in the notes to any financial statements, of such Scil Entity prepared as of the Signing Date, except for (x) any liability incurred in the ordinary course of the Business and (y) liabilities specifically disclosed to the Purchaser through the Management Accounts.

(h)
The books and records (including accounting and Tax records) of the Scil Entities have been prepared with the diligence of a prudent businessman (Sorgfalt eines ordentlichen Geschäftsmanns) and in accordance with applicable Law in all material respects and adequately reflect all transactions that are required to be reflected therein pursuant to applicable Law.

(i)
Schedule 6.2.5(i) contains a complete and correct overview of the Scil Entities’ outstanding debt towards banks and other financial institutions, specifying in each case the lender, the underlying loan or financial arrangement as well as the amount of outstanding principal and interest accrued. No Scil Entity is liable or has any financial obligation (whether actual or contingent) vis-à-vis, and/or for any liability or other obligation of the Seller’s Group and has not granted or is liable in respect of guarantees, indemnities, sureties, payment guarantees (Bürgschaften), assumptions of debt (Schuldübernahmen), collateral promises (Schuldbeitritte), letters of comfort (Patronatserklärungen) or similar obligations or instruments) except as disclosed in Schedule 6.2.5(ii).

6.2.6    Real Property

(a)
Schedule 6.2.6(a) contains a complete and correct list of all land parcels and of rights equivalent to real property (Grundstücke und grundstücksgleiche Rechte) to which the Scil Entities hold legal title (together with the buildings and other structures (Aufbauten) erected thereon, the Owned Real Property), including any details regarding location, land register and Liens. The Scil Entities named as owners in Schedule 6.2.6(a) hold unrestricted title to the Owned Real Property and the latter is not encumbered except as set forth in Schedule 6.2.6(a).

(b)
The Scil Entities which own the Owned Real Property are not subject to any third party rights to use or occupy or dispose of the Owned Real Property. No such third party rights have been notified to the Scil Entities in writing and no legal proceedings are pending (rechtshängig) in respect of such third party rights. The existing encumbrances of the Owned Real Property do not impede the current use of the Owned Real Property for the Business.

(c)
Schedule 6.2.6(c) contains a complete and correct list of all land parcels leased to the Scil Entities as lessee (the Leased Real Property, together with the Owned Real Property, the Real Property). The Scil Entities have the right to use the Leased Real Property for the conduct of the Business. No Scil Entity has received, or given a written notice of termination in respect of a lease agreement regarding any Leased Real Property.

(d)	The Real Property comprises all real property necessary to conduct the Business from and after the Closing in the same manner as currently conducted.

(e)
All land parcels, buildings and structures located on the Real Property are in sound and useable condition and will allow the Scil Entities to continue the Business substantially in the same manner and scope as currently conducted.

(f)
No regulatory approval or other permit is missing with respect to the construction, installations and facilities located on the Owned Real Property, which is required by the Scil Entities to continue the Business substantially in the same manner and scope as currently conducted.

(g)
With regard to the Real Property, there are no proceedings under public Law (litigation, appellate proceedings or administrative proceedings reviewing an individual regulatory decision with a view to judicial review (Widerspruchsverfahren)) currently pending, including formally lodged neighbour disputes (Nachbarwidersprüche) and proceedings that aim to increase the requirements under the applicable construction and emission control legislation. There are currently no legal proceedings subject to civil or public Law with third parties relating to the Real Property.

(h)
To the Seller’s Knowledge, no environmental remediation measures under applicable Law are required to be performed on any of the Owned Real Property and no Scil Entity has been notified in writing that any environmental remediation measures under applicable Law is required to be performed on any of the Owned Real Property. To the Seller’s Knowledge, in the past no environmental pollution or contamination of the Owned Real Property by hazardous substance has occurred and no environmental remediation measures under applicable Law are required to be performed on any of the Owned Real Property.

6.2.7    Other Assets

(a)
The fixed and current assets (Gegenstände des Anlage- und Umlaufvermögens) reflected in the respective Financial Statements (except for the assets sold in the ordinary course of business after the reference date of the respective Financial Statements) are legally and economically owned without restrictions by the relevant Scil Entity and such assets and the fixed and current assets lawfully used by the Scil Entities (together the Assets) are sufficient and in good working order (regular wear and tear excepted) to continue the Business substantially in the same manner as presently conducted. The Assets are not encumbered with any Liens other than those imposed in the ordinary course of business consistent with past practice.

(b)	The inventory of the Scil Entities is of a quantity and quality suitable for the use in the Business (including its sale) in the ordinary course of business.
6.2.8    Compliance with Laws and Permits; Subsidies; Product Liability

(a)
The Scil Entities hold all permits, licenses, authorizations and consents which are required, if any, under applicable Laws in order to conduct the Business substantially in the form as presently conducted (the Permits). No Permit has been cancelled, revoked or restricted by any competent authority in writing. No such authority or other third party has notified any of the Scil Entities in writing that it will or may cancel, revoke or restrict any Permit, nor, to the Seller’s Knowledge, are there any other circumstances which may reasonably be expected to result in any such cancellation, revocation or restriction.

(b)
To the Seller’s Knowledge, the business of the Scil Entities is conducted and has been conducted during the last five (5) years, in all material respects, in compliance with all applicable Laws (including radiation safety and compliance policies) and in compliance with all Permits. No Scil Entity has received any still extant notice in writing of any failure to comply with such Laws or Permits and has not been notified in writing about any investigation with respect to any such failure.

(c)
None of the Scil Entities is or has during the last five (5) years prior to the Closing Date been a party to any agreement or arrangement, or involved in any business conduct, that infringes any Sanctions or Export Controls, antitrust, competition, anti-money laundering, anti-bribery, regulatory or similar legislation in any jurisdiction in which any of the Scil Entities has assets or carries out business and, to the Seller’s Knowledge, there are no circumstances which could give rise to any liability of a Scil Entity or any of their former or current managing directors, officers, employees or agents, in connection with having acted on behalf of a Scil Entity, arising from willful criminal conduct under any applicable Law. All compliance policies of the Scil Entities are included in Schedule 6.2.8(c). To Seller’s Knowledge, no person who performs or has performed services for or on behalf of any Scil Entity has bribed another person intending to obtain or retain business or an advantage in the conduct of business for the Scil Entities.

“Sanctions or Export Controls” means in each case of lit. (i) to (iv) the economic sanctions laws, regulations, embargoes, export controls, or restrictive measures administered, enacted, or enforced by: (i) the United States government, (ii) the United Nations, (iii) the European Union (and its member states), or (iv) the respective governmental authorities of any of the foregoing, including without limitation, the U.S. Office of Foreign Assets Control, the U.S. Department of State, Her Majesty's Treasury in the United Kingdom, the United Nations Security Council, or other sanctions authority.

(d)
Except as provided for in Schedule 6.2.8(d), no public aid, in particular subsidies, investment allowances (Investitionszulagen), investment subsidies (Investitionszuschüsse) or other government aids (Beihilfen) have been granted to any of the Scil Entities and no Scil Entity has applied for any of the foregoing. During the last twelve (12) months prior to the Signing Date, the respective Scil Entity has not received any written notice by any administrative authority claiming that any public aid granted will have to be repaid in part or in full or that such Scil Entity has breached obligations under the terms and conditions of any public aid.

(e)
Schedule 6.2.8(e) contains a complete and correct list of all (i) warranty claims (Gewährleistungsansprüche) pending or threatened in writing and (ii) all product liability claims (Produkthaftungsansprüche) asserted in the three (3) years preceding the Signing Date or the Closing Date, respectively, (irrespective of whether they are still pending), of customers of the Scil Group against any of the Scil Entities relating to products delivered by the Scil Entities and exceeding an amount of EUR 10,000 in each individual case or in a series of related cases. The Scil Entities have not produced, sold, imported, or supplied products which do not comply in all material respects (i) with applicable Laws and standards applicable to such products or (ii) are not fit for the purposes for which they are made, sold or supplied or (iii) are not free from contamination or other material defects or are otherwise unsafe, (iv) were the subject of any voluntary or mandatory recall or product warning or (v) did not comply with any warranties or representations made by the Scil Entities or on its behalf.

6.2.9    Material Agreements
Schedule 6.2.9 contains a complete and correct list of all material agreements (and all supplemental and amendment agreements relating thereto) as described below to which any of the Scil Entities is a party and of which the main obligations have not yet been completely fulfilled (the Material Agreements), indicating the date, the parties and the subject matter of each Material Agreement:

(a)	agreements relating to the acquisition or sale or disposal of shares or interests in other entities or businesses;

(b)	equity and non-equity joint venture, consortium, cooperation, collaboration, partnership and/or shareholder or comparable agreements;

(c)	agreements regarding the acquisition, sale or encumbrance of real property or rights equivalent to real property;

(d)
credit, loan agreements or similar instruments of debt extended by Scil Entities (other than consumer credits and/or deferred payment arrangements granted in the ordinary course of business consistent with past practice);

(e)
credit, loan agreements or similar instruments of debt granted to Scil Entities by any third party (other than the Scil Entities), in each case other than credits granted by suppliers or similar debt instruments granted to Scil Entities in the ordinary course of business consistent with past practice;

(f)	agreements relating to forward transactions, futures, finance options, swaps or other derivatives or hedging arrangements;

(g)	framework or master or other agreements with the top ten (10) non-distributor customers based on the aggregate annual revenue of the Scil Entities achieved with such customer in 2018;

(h)	framework or master or other agreements with the top ten (10) distributor customers based on the aggregate annual revenue of the Scil Entities achieved with such distributor customers in 2018;

(i)	framework, master or distribution or other agreements with the Key Suppliers;

(j)
guarantees, indemnities, sureties, payment guarantees (Bürgschaften), assumptions of debt (Schuldübernahmen), collateral promises (Schuldbeitritte), letters of comfort (Patronatserklärungen) or similar obligations or instruments under which any other security is granted (i) by which the debt of a third party (including any member of the Seller’s Group) is assumed or secured by any of the Scil Entities or (ii) by which the debt of any of the Scil Entities is assumed or secured by any third party (including any member of the Seller’s Group), other than any such security referenced in this paragraph granted by the Scil Entities to suppliers in the ordinary course of business consistent with past practice;

(k)
agreements with Key Suppliers and Key Customers which would terminate or be modified, or which would give the respective counterparty the right to terminate or modify such agreements, in each case upon the execution and/or the consummation of this Agreement or the transactions contemplated therein;

Key Supplier(s) means GE Healthcare, Fujifilm, [***], Horiba ABX, Samsung, [***], Siemens Healthcare, [***], Anvajo, [***] and Abaxis (in each case, including their Affiliates and subsidiaries).
Key Customer(s) means (i) the top ten (10) non-distributors customers and (ii) the top ten (10) distributor customers, in each case, of the Scil Entities based on the aggregate annual revenue of the Scil Entities achieved with such customer in 2018.

(l)
agreements with Key Suppliers imposing any exclusivity undertaking on any Scil Entity or providing for any other restriction of any Scil Entity’s ability to compete in any geography, region or product market;

(m)
agreements with governmental authorities (including antitrust authorities) or any entities controlled by any governmental authority which relate to any regulatory matter or other matter governed by public Law; and

(n)
any continuing obligations (Dauerschuldverhältnisse) other than those described in Clauses 6.2.9(a) through 6.2.9(m) which cannot be terminated by the Scil Entities with effect as of or prior to 30 June 2020 and which, in any given case, have a volume of more than EUR 50,000 (in words: fifty thousand euro).

Each of the Material Agreements that is in writing is in full force and effect, provided, however, that with respect to the agreements with Key Suppliers disclosed in Schedule 6.2.9 the general term of the agreement ended and the relevant agreement provides for certain procurement rights of a Scil Entity during a so-called tail period. None of the Scil Entities has received (i) a written notice of termination or a written notice of the intention to terminate or (ii) a written letter from a lawyer alleging that a Material Agreement is void, invalid or unenforceable. None of the Scil Entities is (i) in any material breach or default of any of the Material Agreements with a contractual counterparty in Germany and (ii) to the Seller’s Knowledge, in any material breach or default of any of the Material Agreements with a contractual counterparty in other countries than Germany. To the Seller’s Knowledge, there are no grounds for termination, rescission, avoidance, repudiation or material change in the terms of any Material Agreement other than the announcement of the transactions contemplated by this Agreement. To the Seller’s Knowledge, none of the Scil Entities is obligated to renew any of the Material Agreements.
To the Seller’s Knowledge, there are no agreements with (i) non-distributor customers (with whom the Scil Entities generated revenues of more than EUR 50,000 (or the equivalent in a foreign currency) in the fiscal year 2019) (Key Non-Distributor Customers) and (ii) distributor customers (with whom the Scil Entities generated revenues of more than EUR 500,000 (or the equivalent in a foreign currency) in the fiscal year 2019) (Key Distributor Customers) where the relevant Scil Entity is not able to fulfil its obligations pursuant to the terms of the underlying agreement. To the Seller’s Knowledge it is not reasonably expected or foreseeable that the relevant Scil Entity will not be able to supply any Key Non-Distributor Customer or any Key Distributor Customer pursuant to the terms of the relevant agreement as of the Closing Date. All transactions with the Key Customers have been entered into at fair market practices.
To the Seller’s Knowledge, neither the Seller or any member of the Seller’s Group nor any Scil Entity have been informed that any Key Supplier, Key Customer or any other material non-distributor customer, distributor customer or supplier of the Scil Entities in Germany has decided to cease, reduce or otherwise adversely modify, whether immediately or in the future, its commercial relationship with the Scil Entities for any reason, including as a result of this Agreement or the transactions contemplated hereunder.
No Breach of any of the Guarantees shall be deemed to exist or have occurred, if any Material Agreement or other agreements with customers, distributor customers or suppliers is terminated, rescinded, voided or otherwise repudiated by non-distributor customers, distributor customers or suppliers following the announcement of the transactions contemplated by this Agreement, unless any such termination, rescission, avoidance or repudiation is due to a violation of the Material Agreements or other agreements by the Scil Entities or any non-compliance of any member of the Seller Group or the Scil Entities with the covenant pursuant to Clause 11.2.11.
6.2.10    Employment Matters

(a)
Schedule 6.2.10(a)(i) contains a complete and correct list of all managing directors (Geschäftsführer), officers and employees of the Scil Entities (collectively, the Employees), prepared on an anonymous basis, indicating their functions, date of commencement of their employment, annual gross base salaries, contractual target bonus with respect to the current fiscal year, material benefits (company car), any special status under labour Law (e.g. severe disability (Schwerbehinderung), maternity protection (Mutterschutz), parental leave (Elternzeit)). Other than disclosed in Schedule 6.2.10(a)(ii), each Scil Entity has paid all salaries and other remuneration thereon as required to be paid under the Laws applicable to such Scil Entity, which were due prior to or on the Closing Date.

(b)
Schedule 6.2.10(b) contains a list of the names of the managing directors (Geschäftsführer), officers and other key Employees of the Scil Entities (the Key Employees), indicating the date of their employment agreement (and all supplemental and amendment agreements relating thereto). None of the Key Employees has given or received notice of termination of, or entered into a termination agreement regarding, his or her employment, and no Key Employee has expressed in writing the intention to terminate his or her employment with the Scil Entities. To the Seller's Knowledge, no party to the employment agreement of any Key Employee is in material breach of such agreement.

(c)
Each Employee is obligated, by contract or otherwise, to keep any know-how, business or trade secret and other information of confidential nature of the Scil Entities and/or pertaining to the Business confidential.

(d)	No Key Employee will be entitled to terminate his or her employment or service relationship with a Scil Entity as a result of the consummation of the transactions contemplated under this Agreement.

(e)
The Scil Entities are not bound by any collective bargaining agreements and other agreements with unions and similar organizational bodies. No works council (Betriebsrat), personnel committee (Sprecherausschuss) or similar employee representative body has been established at any Scil Entity other than the so called représenant du personnel in France. There are no material collective agreements (i.e., agreements with a group of employees) binding upon a Scil Entity, except as disclosed in Schedule 6.2.10(e)(i). Other than disclosed in Schedule 6.2.10(e)(ii), no Scil Entity is subject to any pending (rechtshängig) litigation with Employees or any dispute with trade unions and no such dispute is threatened in writing.

(f)
Schedule 6.2.10(f) contains a complete and correct list of all bonus, profit-sharing or similar schemes (excluding commission) that are offered by any Scil Entity and all commission offered by the Company to all or a specific group of its or their Employees.

(g)
Except as set out in Schedule 6.2.10(g), none of the Scil Entities or any member of the Seller’s Group has implemented, or is subject to liabilities (i) from a stock option, phantom stock or similar equity based or virtual incentive scheme or (ii) individual bonus agreements, long term incentive programs or similar incentive schemes for Employees.

(h)
No Scil Entity has pension obligations. No pension schemes with any Germany Employee whether of an individual or collective nature exist or have been made or promised by the Company except for obligations of the Company with respect to German employees in connection with direct insurances (Direktversicherungen) with an amount not exceeding EUR 2,000 per German Employee per annum. All obligations under, or in connection with, direct insurances have been duly fulfilled by the Company when due.

(i)	Except as set out in Schedule 6.2.10(i), no Scil Entity has granted any loan to any of the Employees or former managing directors, directors, officers or employees that are still outstanding.
6.2.11    Litigation
There are no law suits, court actions or similar proceedings (i) before a court of justice, arbitration panel or an administrative authority pending (rechtshängig) or (ii) threatened in writing to be filed against any of the Scil Entities (excluding customer disputes in the ordinary course of business), in each case of (i) and (ii) involving an amount in dispute (Streitwert) exceeding EUR 25,000 (in words: twenty-five thousand euro) in each individual case, except those disclosed in Schedule 6.2.11.
6.2.12    Intellectual Property Rights; IT

(a)
Schedule 6.2.12(a) contains a complete and correct list of all patents, trademarks, internet domains and other registered or registerable intellectual property rights owned by any of the Scil Entities (the Owned Intellectual Property Rights), in each case specifying (i) the nature of such Owned Intellectual Property Right, (ii) the owner of such Owned Intellectual Property Right, and (iii) the registration or application number, and (iv) the duration of the protection. The relevant Scil Entity named as owner in Schedule 6.2.12(a) is the sole legal and beneficial owner of all Owned Intellectual Property Rights. The Owned Intellectual Property Rights are free and clear of any Liens, claims or other rights of any third party. The use of the Owned Intellectual Property Rights by the Scil Entities is not subject to any restrictions, including the consent of any third party, and no third party has or no patent attorney has notified any Scil Entity in writing that it would have any rights in respect of the Owned Intellectual Property Rights.

(b)
Schedule 6.2.12(b) contains a complete and correct list of all license agreements (other than of the shelf software licenses granted to a Scil Entity for products which are bundled with imaging hardware) (the IP License Agreements) under which the Scil Entities are granted the right to use any intellectual property rights (the Licensed Intellectual Property Rights), in each case specifying (i) the licensor of such Licensed Intellectual Property Right, (ii) the nature of such Licensed Intellectual Property Right, (iii) the license fee payable by the licensee, and (iv) whether the license is exclusive or non-exclusive, except for any standard business software (such as Microsoft Office), which is not materially related to the Business. All IP License Agreements are legal, valid, binding and enforceable, have not been terminated, all requirements under such licenses have been fully complied with by the Scil Entities and, to the Seller’s Knowledge, by the relevant contract partner thereto. To the Seller’s Knowledge, none of the Scil Entities is in material breach of any license or sublicense in respect of any Licensed Intellectual Property Right.

(c)
Schedule 6.2.12(c) contains a complete and correct list of all software programs owned by or licensed to any of the Scil Entities that are part of the product offering of any of the Scil Entities (Scil Software) in each case specifying (i) whether owned or licensed, (ii) if owned, the name of the developer, details regarding the economic rights of the Scil Entities to the Scil Software, and reference to the underlying development agreement, and (iii) if licensed the reference to the corresponding listing in Schedule 6.2.12(b).

(d)
The Scil Entities are the unrestricted owners of, and have unrestricted access to the know-how pertaining to the Business and required to conduct the Business as presently conducted, and no intellectual property rights other than the Owned Intellectual Property Rights, the rights to the Scil Software and the Licensed Intellectual Property Rights are required by the Scil Entities, to conduct the Business as presently conducted. No intellectual property right used or required by any Scil Entity to conduct the Business as presently conducted is owned or otherwise subject to rights by any Employee, except for compensation under mandatory employee invention rights provided by applicable Law.

(e)
The Owned Intellectual Property Rights, the Licensed Intellectual Property Rights and the Scil Software are not subject to any pending (rechtshängig) proceedings for opposition, cancellation, revocation or rectification nor have such proceedings been threatened in writing. All fees necessary to maintain the Owned Intellectual Property Rights have been paid, all necessary renewal applications have been timely filed and all other material steps necessary for their maintenance have been taken.

(f)
To the Seller’s Knowledge, the Scil Entities and the Business as currently conducted have, in the three (3) years before the date of this Agreement, respectively, neither infringed any third party’s intellectual property rights, nor has any third party, alleged the infringement of its intellectual property rights by any Scil Entity in writing, or sent an invitation to license to any Scil Entity, nor, to the Seller's Knowledge, are the Owned Intellectual Property Rights, the Licensed Intellectual Property Rights and the Scil Software materially infringed by third parties. None of the Scil Entities has sent a written notice alleging that a third party is infringing any Owned Intellectual Property Rights or any Scil Software.

(g)
After the Closing, the Seller and/or any member of the Seller’s Group will not own any intellectual property rights or other intangible rights pertaining to the Business and used or required by the Scil Entities to continue to conduct the Business substantially as currently conducted.

(h)	None of the Scil Entities has licensed any intellectual property rights to any third party (other than the Scil Entities), except as disclosed in Schedule 6.2.12(h).

(i)
To the Seller’s Knowledge, the Scil Software is free from any software defect or programming or documentation error which would (i) materially prevent the intended use or (ii) give rise to any product liability claims, and operates and runs in a reasonable and efficient business manner.

(j)
No intellectual property that contains or is derived from open source software has been incorporated by any Scil Entity into any products, or has otherwise been distributed or licensed by any Scil Entity to third parties, in a manner that renders any products subject to license terms that require such Scil Entity to (i) provide free access to the corresponding source code of any software contained in any product, or (ii) permit modification or free redistribution of any software contained in any product. No Scil Entity is in violation of any open source license. Open source software means software that is licensed pursuant to a license that upon distribution of such software (and modifications thereof), purports to require the distributing party to (y) provide free access to the corresponding source code, or (z) permit modification or free redistribution of such software.

(k)
The Scil Entities either own or hold valid leases and/or licenses to all computer hardware, software, networks and other information technology (collectively, Information Technology) which is necessary for the Scil Entities to conduct the Business substantially as currently conducted. The Information Technology owned or used by the Scil Entities has the capacity and performance necessary to meet the requirements of the Business. To the Seller’s Knowledge, the Information Technology has not, in the three (3) years before the date of this Agreement failed to any material extent and the data that are processed by the Information Technology has not been corrupted or compromised to any material extent.

(l)
In the three (3) years prior to the Signing Date (i) to the Seller’s Knowledge, each Scil Entity has, in all material respects, complied with all applicable Laws in connection with privacy and the processing, use and protection of personal data (including customer data), (ii) the Scil Entities have not received any third party notice in writing of any failure to comply with such Laws in connection with privacy and the processing, use and protection of personal data and have not been notified by a governmental authority in writing about any investigation with respect to any such failure and (iii) to the Seller’s Knowledge, there has been no unauthorized access, use or disclosure of any personal data under the control of any Scil Entity or any of their data processors.

6.2.13    Taxes

(a)	The Scil Entities have (taking into account any permitted extension) timely filed all Tax Returns required to be filed under applicable Law with the appropriate Tax Authority.

(b)
The Scil Entities have (taking into account any permitted extension) timely paid all Taxes shown as payable on any valid and enforceable Tax assessment notice issued by any Tax Authority or any Tax Return filed by them other that Taxes for which a suspension of enforcement of Tax payment obligation (Aussetzung der Vollziehung) has been granted.

(c)
As of the Closing Date the Scil Entities have access to documents, records and information relating to the period ending on the Closing Date that are (i) necessary for the filing of Tax Returns of the Scil Entities or (ii) required to be retained or preserved under applicable law. The Scil Entities have complied in all material aspects with all applicable documentation, retention and reporting requirements (in particular with their obligations under sections 90 paragraph 3, 146 and 147 of the General Tax Code (Abgabenordnung) and any applicable Law regarding the documentation of transfer prices.

(d)
No Tax Returns and Tax assessments of the Scil Entities are subject of any formal proceedings outside the ordinary assessment of any Tax (e.g., no Tax assessments are subject to objections (Einspruch) or Tax court proceedings (Finanzgerichtsverfahren)).

(e)	None of the Scil Entities has received, or unsuccessfully applied for, any Tax ruling or entered into or is currently under negotiations to enter into any agreement with any Tax Authority.

(f)
As of the Signing Date, the Company is treated as a corporation for U.S. federal income tax purposes and has not filed an Internal Revenue Service Form 8832 election in the preceding 60 months. Each other Scil Entity is treated as an entity disregarded as separate from its owner for U.S. federal income tax purposes, except that (i) Vet Novations Canada Inc. is treated as a corporation for U.S. federal income tax purposes, and (ii) Lab Technologies Medizintechnik GmbH is treated as either a corporation or a partnership for U.S. federal income tax purposes. To Seller’s Knowledge, the Company’s minority interest in Lab Technologies Medizintechnik GmbH has a value not in excess of USD 100,000, as such value is determined for U.S. GAAP purposes.

6.2.14    Certain Transaction-related Fees and Expenses
Except as set out in Schedule 6.2.14, the Scil Entities have no obligation or liability to pay any fees or commissions, costs and expenses, to reimburse any monies, or to grant any other benefits to any broker, finder, agent, advisor or other third party (including any member of Seller’s Group) with respect to this Agreement, the transactions contemplated hereby, the disposal process initiated by the Seller (or any member of the Seller’s Group) with respect to the Scil Group or any other transaction involving a Scil Entity (including a refinancing).
6.2.15    Ordinary Course of Business
Unless otherwise provided in Schedule 6.2.15, from 1 January 2019 until the Signing Date, the business operations of the Scil Entities have been conducted in the ordinary course of business consistent with past practices and substantially in the same manner as before. In particular the Scil Entities, from 1 January 2019 until the Signing Date or the Closing Date, respectively, have not:

(a)	been subject to any merger, spin-off or similar corporate reorganization, or any other material restructuring of the business organization (whether or not requiring any corporate action);

(b)	increased or decreased their respective share capital or redeemed any shares;

(c)	issued any share capital or similar ownership interests or rights thereto to any third party;

(d)	adopted, terminated or amended any affiliation agreements (Unternehmensverträge) within the meaning of sec. 291 et seq. AktG or any comparable agreement pursuant to foreign applicable Law;

(e)	acquired, encumbered, transferred or divested of a shareholding in any legal entity or a business;

(f)	made or declared any dividends or other distributions to the Seller or any member of the Seller’s Group;

(g)
made any capital expenditure, acquisition or disposal (including the creation of any Lien) of any assets with a value exceeding EUR 200,000 (in words: two hundred thousand euro) in each individual case or a series of related cases;

(h)
entered into any material contract, agreement or commitment (i.e. involving obligations in excess of EUR 200,000 (in words: two hundred thousand euro) per annum in each individual case or a series of related cases) outside the ordinary course of business;

(i)	terminated or materially amended any Material Agreement;

(j)	incurred any indebtedness for borrowed money;

(k)
extended any guarantees, indemnities, suretyships, letters of comfort, performance or warranty bonds or similar instruments securing any indebtedness or other obligations of any third party (other than Scil Entities) or incurred any other off-balance sheet liabilities;

(l)
made any advance or extended any loan (other than consumer credits and/or deferred payment arrangements granted in the ordinary course of business consistent with past practice) to any third party (other than Scil Entities) outside the ordinary course of business;

(m)
cancelled or waived any claims or rights of a value in excess of EUR 50,000 (in words: fifty thousand euro) in each individual case or a series of related cases except for discounts or boni granted to customers in the ordinary course of business;

(n)	changed the terms of employment (including compensation) of any of the Key Employees;

(o)
granted any increase in salaries, bonus or other remuneration of any Employee outside the ordinary course of business consistent with past practice or changed the current or introduced a new benefit plan;

(p)
laid off a significant part of its workforce or initiated any employee-related reorganization materially affecting the workforce or entered into any collective bargaining agreement or other collective agreement;

(q)	materially changed any method of accounting or accounting practice or policy, other than as required by a concurrent change of general accounting principles; and

(r)	agreed, whether in writing or otherwise, to do any of the foregoing.
6.2.16    Insurance
The Business is covered by insurance which is legally required or otherwise material for this type of business; the Scil Entities have the insurance policies listed in Schedule 6.2.16 (the Insurance Policies). The Insurance Policies are valid and in full force. All premiums due on the Insurance Policies have been duly paid and no Scil Entity has been notified by the relevant insurers in writing that the Insurance Policies might be voidable.
6.2.17    Relations with the Seller's Group

(a)
Except as set out in Schedule 6.2.17(a) and except as specifically provided otherwise in this Agreement, none of the Scil Entities is, or has committed to become, a party to, or has any outstanding rights or obligations or liabilities under, any agreement with the Seller or any of its Affiliates other than the Scil Entities (collectively, the Seller's Group) or any of their directors or officers.

(b)
Except as listed in Schedule 6.2.17(b) and except as specifically provided otherwise in this Agreement, (i) no contractual relationships exist (A) between any Scil Entity, on the one hand, and any member of the Seller's Group or any of its directors or officers, on the other hand, (B) between any Scil Entity, any member of Sellers’ Group and third persons (including joint contractual relationships) and (C) to which a Scil Entity is a party and which are for the benefit of the Seller’s Group as third party beneficiary and (ii) neither any member of the Seller’s Group nor any of its directors or officers holds any assets or rights, which any of the Scil Entities currently uses for conducting its Business.

(c)
The (i) Seller and any other member of the Seller’s Group as well as (ii) [***], [***], and [***] including their respective Related Party, in each case, do not own, or have any other right to, any property or other tangible or intangible asset (including customer, end user and/or supplier data) pertaining to the Business and which is presently used by a Scil Entity and/or is required by such Scil Entity to continue the Business substantially in the same manner as presently conducted.

6.2.18    Participation

(a)
The Seller owns the Minority Shares thereby holding 25% in the share capital of the Participation. The Minority Shares have been validly issued, are fully paid up, either in cash or in kind, and have not been repaid, neither in whole nor in part, neither to the Company nor to any of its Affiliates. There is no shareholder obligation (actual or contingent) to make any additional payment or other contribution with respect to the Minority Shares. The Minority Shares are free and clear from any Liens and there are no pre-emptive rights, rights of first refusal, options, subscription rights or other rights (actual or contingent) of any third party to purchase or acquire, or otherwise in respect of, any or all of the Minority Shares other than as provided for in the articles of association of the Participation.

(b)
All agreements between the Company and other shareholders of the Participation and their Affiliates and related family members (including shareholders’ agreements and agreements on exclusivity, non-compete and non-solicitation of customers and suppliers) are listed on Schedule 6.2.18(b). No option of any third party exists to sell shares in the Participation to a Scil Entity.

(c)	No Scil Entity is liable for any (contingent or actual) liability or obligation owed by the Participation to any person under a guarantee, letter of comfort or otherwise.

6.3	No other Seller's Guarantees
6.3.1    The Seller makes no express or implied representations, warranties or guarantees of any nature, except for the Guarantees expressly provided for by the Seller under this Agreement.
6.3.2    Without limiting the generality of the foregoing, the Purchaser acknowledges that the Seller gives no representation, warranty or guarantee with respect to

(a)
any projections, estimates or budgets delivered or made available to the Purchaser of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) or the future business operations of the Scil Entities;

(b)
any other information or documents that were delivered or made available to the Purchaser or its counsel, accountants or advisors with respect to the Business or the Scil Entities except as expressly set forth in this Agreement or otherwise agreed.

6.4	Seller’s Knowledge
Seller’s Knowledge, within the meaning of this Agreement, shall mean the actual knowledge (positive Kenntnis) of any of the individuals listed in Schedule 6.4(i) as well as the knowledge such individuals should have had if they had acted with due care by making due inquiry with the individuals listed in Schedule 6.4(ii) with respect to the relevant matter.
7.    REMEDIES FOR BREACH OF SELLER'S GUARANTEES

7.1	General/Recoverable Damages
7.1.1    In the event that any of the Guarantees pursuant to Clause 6 is not correct (a Breach), the Seller shall put the Purchaser or, at the request of Purchaser, the Scil Entities into the position the Purchaser and/or the Scil Entities would have been in had the Guarantee been correct (restitution in kind - Naturalrestitution). If the Seller is unable to achieve this position within one month after having been notified by the Purchaser of the Breach, if restitution in kind is impossible due to the nature of the Breach, or if the Seller rejects in writing to provide restitution in kind, then the Purchaser may claim from the Seller monetary damages (kleiner Schadensersatz in Geld). The following damages shall, however, not be indemnifiable (ersatzfähig):

(a)	internal administration or overhead costs;

(b)
damages based on the argument that the Purchase Price was calculated based upon incorrect assumptions (such as earnings or other multiples on the basis of which the Purchase Price or a component thereof has been calculated or agreed);

(c)	consequential damages (other than loss of profits); and

(d)	loss of profits (entgangener Gewinn), except if and to the extent that such loss of profits (entgangener Gewinn) has been incurred at the level of any Scil Entity.
7.1.2    If and to the extent that the Seller has actually paid to the Purchaser the corresponding damages regarding a claim against the Seller under or in connection with this Agreement which damages are covered by claims of the Purchaser or Scil Entities against a third party, e.g. under an insurance policy, the Purchaser shall, upon written request of the Seller and to the extent legally possible, without undue delay assign and transfer, and shall procure that the relevant Scil Entity assigns and transfers, as applicable, any such claims up to the amount of relevant compensated damages to the Seller. The Purchaser shall use commercially reasonable efforts to cooperate with the Seller and make accessible all documentation and information necessary for notifying, lodging and eventually enforcing such claim against the third party. Any other benefits actually received or realized by the Purchaser in connection with or as a result of a damage incurred (including avoided losses, tax benefits and savings) shall be deducted for purposes of computing the damages (Vorteilsausgleichung).
7.1.3    The Seller shall not be liable for, and the Purchaser shall not be entitled to claim for, any damages, if and to the extent the matter to which the claim relates is specifically accrued for (zurückgestellt) in the Closing Accounts and has reduced the Purchase Price (other than the Enterprise Value) pursuant to Clauses 3.1 and 3.2.

7.2	Thresholds for claims regarding Breaches
The Purchaser shall only be entitled to any indemnification pursuant to Clause 7.1 if each individual claim or a series of related claims exceeds an amount of EUR 25,000 (in words: twenty-five thousand euro) (the De Minimis Amount) and the aggregate amount of all such individual claims exceeds the threshold amount of EUR 500,000 (in words: five hundred thousand euro) (the Threshold). In case the sum of the individual claims exceeding the De Minimis Amount exceeds the Threshold, the Purchaser may not only claim the amount exceeding the Threshold, but the entire amount of the damage incurred. Where a series of individual claims arise from the same set of facts (gleicher Lebenssachverhalt), for the purposes of this Clause 7.2, such claims shall be added up and count as one individual claim. The limitations set forth in this Clause 7.2 shall not apply (i) to a Breach of any Fundamental Guarantee or (ii) in cases of a willful act (vorsätzliche Handlung) or fraudulent misrepresentation (arglistige Täuschung).
Fundamental Guarantee(s) shall mean the Guarantees set forth in Clauses 6.2.1 through 6.2.4, 6.2.13, 6.2.14 and 6.2.17.

7.3	Overall Scope of Seller's Liability pursuant to this Agreement
7.3.1    The Seller's aggregate liability for a Breach of any of the Guarantees pursuant to Clause 6 shall be limited to EUR 20,000,000 (in words: twenty million euro) (the Liability Cap), provided, however, that such Liability Cap shall not apply to a Breach of any of the Fundamental Guarantees.
7.3.2    In any event, the maximum overall liability of the Seller under this Agreement (including, for the avoidance of doubt, any liability under Clause 8 or Clause 11.4) shall in no event exceed the amount of the Purchase Price received by Seller plus the Escrow Amount paid into the Escrow Account.

7.4	Exclusion of Claims due to Purchaser's Knowledge
7.4.1    Sec. 442 of the BGB and Sec. 377 of the German Commercial Code (Handelsgesetzbuch) shall be excluded and the legal principles contained in these statutory provisions shall be replaced by what is set forth in this Clause 7.4.
7.4.2    The Purchaser shall not be entitled to bring any claim for breach of a Guarantee if the underlying facts or circumstances to which the claim relates

(a)
are Disclosed in this Agreement (including the Exhibits and Schedules thereto which form an integral part of this Agreement), provided, however, that a disclosure with respect to a specific Guarantee shall only be Disclosed with respect to the Guarantee it explicitly relates to but not with respect to any other Guarantee (no cross-disclosure); or

(b)
are actually known, as of the Signing Date, by the individuay listed in Schedule 7.4.2(b) (the Purchaser’s Representatives); provided that the existence of such knowledge can be shown by any kind of document, e-mail, note or other documentation in writing, electronic form (sec. 126 a BGB) or text form (sec. 126 b BGB) that was Disclosed by the Seller to any of the Purchaser’s Representatives. The documents made available in a virtual data room shall not be deemed to be actually known by the Purchaser or the Purchaser’s Representatives.

Disclosed shall mean disclosed in sufficient detail to enable a prudent professional with the relevant expertise to discover and make a reasonably informed assessment of the nature and the scope of the matter being disclosed; any agreement, contract or similar document referred to in this Agreement or the Schedules thereto shall be deemed to have been disclosed (with the exception of any agreements, contracts or documents referred to in the documents attached to the list contained in page 1 of Schedule 6.2.8(e))). If any information, facts or circumstances in whatever form have been provided to or made accessible by a Purchaser’s Representative later than on January 10, 2020 outside of this Agreement, the relevant information, facts or circumstances in whatever form shall not be deemed to have been Disclosed.
This Clause 7.4.2 does not apply to a Breach of the Fundamental Guarantees where the Purchaser’s rights shall remain unaffected.
7.4.3    The Parties are in agreement that the Schedules relating to the Guarantees or providing information in respect of the Guarantees (the Disclosure Schedules) have been prepared by the Seller as of the Signing Date. There is no obligation for the Seller to update the Disclosure Schedules as of the Closing Date. The Parties are in agreement that the Guarantees and other provisions of this Agreement serve to allocate certain risks of any changes of facts and circumstances between the Signing Date and the Closing Date as among the Parties in accordance with the statement made in the Guarantees and pursuant to Clause 6.1 and subject to the limitations made in this Clause 7.
7.4.4    Nothing in the Disclosure Schedules is intended to broaden the scope of any Guarantee or to create any covenant on the part of the Seller or the Scil Group. Inclusion of any item in the Disclosure Schedules does not represent a determination that such item is material nor shall it be deemed to establish a standard of materiality. The information contained in the Disclosure Schedules is disclosed solely for the purposes of this Agreement, and the inclusion of any item herein shall not be deemed an admission of any obligation or liability to any third party, nor an admission to any third party against the Seller.

7.5	Notification of Seller; Third Party Claims
7.5.1    In the event of an actual or potential Breach of a Guarantee pursuant to Clause 6 above, the Purchaser shall within twenty (20) Business Days from becoming aware of the matter notify the Seller of such alleged Breach in writing, describing the potential claim in reasonable detail and, to the extent reasonably possible, state the estimated amount of such claim and give the Seller the opportunity to remedy the Breach within the period of time indicated in Clause 7.1. If the Purchaser fails to notify the Seller of an actual or potential Breach of a Guarantee pursuant to Clause 6 in the way set out in sentence 1 above within twenty (20) Business Days from becoming aware of the matter, the Seller shall not be liable for any additional and incremental damage incurred by the Purchaser and/or any of the Scil Entities as a result of the delayed notification.
7.5.2    In case the Purchaser or, following Closing, any of the Scil Entities receives a written notice that a claim is asserted or threatened by a third party against the Purchaser or any of the Scil Entities for which the Seller may be liable under this Agreement (a Third Party Claim), then the Purchaser shall:

(a)
promptly (and in any event within twenty (20) Business Days of becoming aware of it) give notice of the Third Party Claim to the Seller and, at the expense of the Seller, ensure that the Seller and its representatives are given all reasonably required and requested information available to the Purchaser or any of the Scil Entities to investigate it;

(b)
not (and ensure that any Scil Entity shall not) admit liability or make any agreement or compromise in relation to the Third Party Claim without the prior written approval of the Seller (not to be unreasonably withheld or delayed and such approval shall be deemed to be granted if not refused in Textform within five (5) Business Days following receipt of the respective approval request); and

(c)
(subject to Seller’s prior confirmation in writing of its liability under this Agreement on the merits (dem Grunde nach) and, subject to any limitations applicable hereunder, in the amount (der Höhe nach) finally determined as being payable in respect of the relevant Third Party Claim and to indemnify the Purchaser or the relevant Scil Entity against all reasonable out-of-pocket costs and expenses incurred in respect of that Third Party Claim) ensure that it and each relevant Scil Entity shall:

(i)
take such action as the Seller may reasonably request to avoid, resist, dispute, appeal, compromise or defend the Third Party Claim (excluding the making of counter-claims or other claims against third parties);

(ii)	allow the Seller (if it elects to do so) to take over the conduct of all proceedings and/or negotiations arising in connection with the Third Party Claim; and

(iii)
provide such information and assistance as the Seller may reasonably require in connection with the preparation for and conduct of any proceedings and/or negotiations relating to the Third Party Claim;

provided, however, that the reasonable business interests of the Purchaser and/or the Scil Entities shall be taken into account in respect of the measures set forth under (i) and (ii).
Unless expressly set forth otherwise under this Agreement, the failure of the Purchaser or of the Scil Entities to fully comply with their obligations under this Clause 7.5.2 shall release the Seller from its respective obligations under Clauses 6 and 7, if and to the extent the Seller can demonstrate that such failure has increased the Seller’s liability under this Agreement or has caused a new Seller’s liability under this Agreement.
7.5.3    In case the Seller or any of its Affiliates receives a written notice that a claim is asserted or threatened by a third party which may become a claim against the Purchaser or any of the Scil Entities, the Seller shall promptly (and in any event within twenty (20) Business Days of becoming aware of it) give notice of such claim to the Purchaser and ensure that the Purchaser and its representatives are given all reasonably required and requested information available to the Seller or any of its Affiliates to investigate it.

7.6	Mitigation
Sec. 254 of the BGB shall remain unaffected.

7.7	Limitation Periods
7.7.1    All claims for any Breach of Guarantees of the Seller pursuant to Clause 6 shall become time-barred (verjähren) eighteen (18) months after the Closing Date, except for claims based on a Breach of the Fundamental Guarantees (other than Guarantees relating to Taxes) which shall become time-barred five (5) years after the Closing Date and claims based on a Breach of Guarantees of the Seller pursuant to Clause 6.2.13 which shall become time-barred in accordance with Clause 8.6. Claims with respect to Taxes pursuant to Clause 8 shall become time-barred in accordance with Clause 8.6. Claims with respect to specific indemnities pursuant to Clause 11.4 shall become time-barred in accordance with Clause 11.4.
7.7.2    Sec. 203 BGB shall not apply unless the Parties agree in writing that the expiry period shall be tolled (gehemmt) on the basis of pending settlement negotiations. For the avoidance of doubt, Section 204 of the German Civil Code shall apply for all claims under this Agreement; it being agreed by the Parties that the submission of the request for arbitration to the German Institution of Arbitration (DIS) within the applicable limitation period is sufficient to effect the tolling.

7.8	Exclusion of Further Remedies; no Double Counting
7.8.1    The Purchaser’s rights arising out of a Breach of any of the Guarantees under Clause 6 or pursuant to Clause 8 or pursuant to Clause 11.4 shall be exclusively governed by the terms of this Agreement. To the extent permitted by Law, any further claims and remedies arising out of a Breach of the Guarantees under Clause 6 or pursuant to Clause 8 or pursuant to Clause 11.4, other than explicitly provided for under Clauses 6 through 8 or pursuant to Clause 11.4.4 or otherwise in this Agreement, irrespective of which nature, amount or legal basis, are hereby expressly waived and excluded, in particular, without limitation, claims under pre-contractual fault (sec. 311 para. 2 and 3, 241 para. 2 of the BGB), for breach of contract (Pflichtverletzung aus dem Schuldverhältnis), on the basis of statutory warranty provisions (gesetzlicher Gewährleistungsbestimmungen) or tort (unerlaubter Handlung) as well as any and all other claims, which could, due to a withdrawal (Rücktritt), challenging (Anfechtung), reduction of the purchase price (Minderung) or any other reasons result in the termination (Beendigung), invalidity (Unwirksamkeit) or winding up (Rückabwicklung) of this Agreement, an amendment of its content or a repayment or reduction of the Purchase Price, unless such claim is based on willful act (vorsätzliche Handlung) or fraudulent misrepresentation (arglistige Täuschung).
7.8.2    The Parties are in agreement that no damage can be recovered more than once (no double recovery).

7.9	Treatment of Payments
Any payment by or on behalf of any Party made under this Agreement (other than the payment of the Estimated Purchase Price (including the Escrow Amount) and a Purchase Price Adjustment) as well as any restitution in kind provided under this Agreement shall be treated by the Parties as an adjustment of the Purchase Price in the relationship between the Seller and the Purchaser and, in case of a payment to any Scil Entity, as a contribution by the Purchaser to the relevant Scil Entity.
8.    TAX

8.1	Definitions
The Parties agree upon the following definitions:
8.1.1    Tax or Taxes shall mean (a) all taxes within the meaning of Section 3 of the German General Tax Code (Abgabenordnung) and all other forms of taxes under the laws of any other relevant jurisdiction, in particular, but not limited to, all taxes, levies, duties, customs, imposts, charges and withholdings of any fiscal nature imposed by federal or local state laws, including any tax on income, profits and gains, excise, property, value added, sales, transfer, franchise and payroll or wage taxes together with all fines, penalties, charges and interest thereon within the meaning of Section 3 para. 4 of the German General Tax Code or similar laws of any other relevant jurisdiction and relating to any of the foregoing or to any late or incorrect return of any of them but excluding, for the avoidance of doubt, any deferred Taxes, (b) social security contributions and similar contributions and payments to any social security system including any interest, fines, penalties, surcharge and additions thereon, and (c) repayment obligations in connection with subsidies, grants and state aid including any interest, fines penalties surcharge and additions thereon and (d) any secondary liabilities (Haftungsschulden) for items listed under (a) to (c).
8.1.2    Pre-Closing Date Period shall mean any Tax assessment period (steuerlicher Veranlagungs- und Erhebungszeitraum) or a portion thereof ending on or before the Closing Date.
8.1.3    Pre-Closing Date Tax shall mean (i) any Tax related to the Pre-Closing Date Period (including, for the avoidance of doubt, any interest and/or penalties on Taxes relating to the Pre-Closing Date Period but such interest and/or penalties are assessed for periods after the Closing Date) and (ii) shall be – if the end of the Pre-Closing Date Period deviates from the end of a taxable period (steuerlicher Veranlagungs- und Erhebungszeitraum) – calculated as if both (x) the last business and fiscal year (Geschäftsjahr und Wirtschaftsjahr) and (y) the last taxable period (steuerlicher Veranlagungs- und Erhebungszeitraum) starting prior to the end of the Pre-Closing Date Period ceased at the end of the Pre-Closing Date Period.
8.1.4    Tax Authority shall mean any federal, state or local tax authority.
8.1.5    Tax Refund shall mean any repayment of any Tax (including – but not limited to – by way of set-off or deduction) and any claim for a Tax repayment.
8.1.6    Tax Return shall mean any return, filing, declaration or similar document relating to any Tax and to be submitted to any Tax Authority, including any Schedule or attachment thereto.
8.1.7    Tax Proceeding shall mean any administrative and judicial proceeding or action relating to Taxes including preparatory measures, e.g. preparation of Tax Returns, Tax assessments, Tax audits, objections, appeals, meeting and correspondence with any Tax Authority and courts.
8.1.8    Relevant Tax Proceeding shall mean any Tax Proceeding relating fully or partly to Pre-Closing Date Taxes or Pre-Closing Date Periods.
8.1.9    Tax Asset shall mean any Tax Refund, and any Tax item that can be carried forward or back (including Tax losses and interest carry forward), regardless of whether actual, accrued, contingent or included into an account or financial statement.
8.1.10    Textform shall mean text form (Textform) in the meaning of Sec. 126b of the BGB.
8.1.11    Mandatory Tax Law shall mean any law (Gesetz), any Tax Guidelines (Steuerrichtlinien), any letter of the German Federal Tax Authorities (BMF-Schreiben) and any coordinated letter of the German State Tax Authorities (koordinierter Ländererlass), in each case only if officially published and not revoked, and any similar officially published decrees of any foreign Tax Authority.

8.2	Tax Indemnification by Seller
8.2.1    The Seller agrees to indemnify the Purchaser or at Purchaser’s election the relevant Scil Entity from any Pre-Closing Date Tax due and payable by such Scil Entity after the Closing Date (the Tax Indemnification Claim), unless and to the extent such Pre-Closing Date Tax

(a)
does not exceed the Tax liabilities as shown in the Closing Accounts (to the extent such Tax liabilities have reduced the Purchase Price (other than the Enterprise Value) pursuant to Clause 3.1 and 3.2); for the avoidance of doubt, Tax provisions shall not reduce or exclude any Tax Indemnification Claim; or

(b)
is the result of (i) an amendment of a Tax Return for the Pre-Closing Date Period, (ii) an exercise of an election right with legal effect for the Pre-Closing Date Period, (iii) a deviation from past practice (where such past practice is in compliance with Mandatory Tax Law) of the Scil Entities in respect of accounting, valuation, transfer pricing or taxation principles introduced after the Closing Date for the Pre-Closing Date Period, (iv) a reorganization initiated by the Purchaser or – after the Closing Date – one or more of the Scil Entities with legal effect for the Pre-Closing Date Period, (v) an elapse of a deadline to contest a Tax assessment (Einspruch erheben) or to file a law suit in Tax court against the Tax Authorities (Klage vor den Finanzgerichten erheben) due to a non-compliance with a notification to be made by the Purchaser in accordance with Clause 8.4.1, (vi) a non-compliance with an instruction in compliance with Mandatory Tax Law given by the Seller in accordance with Clauses 8.3.2 and 8.4.2, (vii) a settlement of a Tax audit (Betriebsprüfung), contest of a Tax assessment (Einspruchsverfahren) or law suit in Tax Court (Klage vor dem Finanzgericht) without the prior consent in Textform of the Seller (not to be unreasonably withheld or delayed and such consent shall be deemed to be granted if not refused in Textform within fifteen (15) Business Days following receipt of the respective consent request) unless and to the extent such non-compliance under (v) to (vii) has not caused or increased the Tax Indemnification Claim. It is expressly understood that the exceptions from the Tax Indemnification Claim listed above under numbers (i) through (vii) do not apply if (A) the action or omission is required to comply with Mandatory Tax Law and (B) the Seller has been notified by the Purchaser at least fifteen (15) Business Days before such an action is taken (and if a circumstance occurs in which Mandatory Tax Law requires such action to be taken in less than fifteen (15) Business Days, the time for the notification of the Seller is reduced in a reasonable manner reflecting the specific situation); or

(c)
does correspond to or can be offset against any Tax Assets of the Scil Entities, the Purchaser or any of its affiliated companies arising or increasing out of reciprocal effects (Wechselwirkungen) triggered by a circumstance causing the specific Tax Indemnification Claim in question, e.g. resulting from the extension of depreciation periods or higher depreciation allowances (Phasenverschiebung) or from the transfer of an item relevant for Tax into another calendar year. It is understood that the value of such Tax Asset shall reduce a Tax Indemnification Claim (i) by its face value if and to the extent that the respective Tax Asset stems from a Tax other than Taxes on income (e.g. corporate income taxes, solidarity surcharge and trade taxes) or (ii) by the net present value of the respective Tax Asset if and to the extent the Tax Asset stems from Taxes on income (e.g. corporate income taxes, solidarity surcharge and trade taxes), whereby the net present value of such Tax Asset shall be calculated as of the day of the Tax Indemnification Claim becomes due and payable by discounting such respective Tax Asset by five (5) per cent per annum, applying a Tax rate applicable by Law in the relevant taxable period and the expected time period in which such respective Tax Asset can be realized (especially by way of refund, credit or set-off) but for a maximum of five (5) years after the Closing Date and under the assumption that the relevant entity is and will remain in a Tax paying position.

8.2.2    After Seller has satisfied any specific claims under this Clause 8, Purchaser shall procure that undisputed and disputed Tax Refund or indemnification claims or provisions dealing with the same subject matter of such specific claim of the Purchaser or the Scil Entities against a third party are assigned to the Seller. It is understood, for clarification purposes, that the Tax indemnification under Clause 8.2 is not restricted by any other provision outside Clause 8 of this Agreement unless other Clauses are explicitly restricting Clause 8.
8.2.3    The Seller agrees to indemnify the Scil Entities for reasonable advisor costs and external expenses incurred for the preparation of Tax documentation and filings (including transfer pricing documentation) required under Mandatory Tax Law and relating to Pre-Closing Date Periods up to a total amount of EUR 200,000 (two hundred thousand euro) (including any applicable VAT) for all Scil Entities together, provided that the respective Scil Entity submits a copy of the relevant invoice of the respective advisor and – in case of transfer pricing - a copy of the transfer pricing documentation to the Seller. The Seller shall be notified before major cost for work on transfer pricing documentation is incurred.
8.2.4    Any payment due by the Seller or the Purchaser under this Clause 8.2 shall be made within ten (10) Business Days following the receipt of a written notice by the Purchaser or the Seller, detailing the payment obligation and including, to the extent issued by the competent Tax Authority, a copy of the underlying Tax assessment or payment order together with Schedules related thereto. The Seller and the Purchaser shall not be required to make payments in relation to Taxes earlier than two (2) Business Days before the respective Tax is due for payment to the Tax Authority. On request of the Seller or the Purchaser, the Purchaser or the Seller shall procure that the Scil Entities or the Seller make(s) commercially reasonable efforts to achieve a suspension of payment (Aussetzung der Vollziehung) of Taxes provided that the Seller indemnifies the Purchaser or the respective Scil Entity from and against all costs (including interest charges) which are caused by such deferred payment. If the final amount of the Tax indemnification to be paid by the Seller or the Purchaser under this Clause 8 is lower than an advance indemnification payment made by the Seller or the Purchaser, the difference shall be reimbursed by the Purchaser or the Seller, as the case may be, including all interest actually earned thereon, if any is earned and reduced by any Taxes imposed thereon and unless such amount has not been assigned in accordance with Clause 8.2.2.
8.2.5    The Seller shall indemnify the relevant Scil Entities against any Taxes payable in connection with the Transaction Expenses to the extent that such Taxes have not reduced the Purchase Price (other than the Enterprise Value) pursuant to Clause 3.1 and 3.2.

8.3	Tax Returns
8.3.1    In the period between the Signing Date and the Closing Date, the Seller shall procure that (i) Tax Returns of the Scil Entities relating to Tax periods between the Signing Date and the Closing Date shall be prepared and timely filed in accordance with past practice and (ii) all Taxes due and payable under such Tax Returns are timely paid, in each case taking into account time extensions granted by a competent Tax Authority.
8.3.2    After the Closing Date, the Purchaser shall procure that the Scil Entities prepare and file when due all Tax Returns relevant for Pre-Closing Date Periods of the Scil Entities in line with past practice unless Mandatory Tax Law requires deviation from past practice. Any Tax Returns relating to any Relevant Tax Proceeding shall be subject to the review by and consent in Textform of the Seller that may not be unreasonably withheld. The Purchaser shall ensure that any Tax Return to be reviewed and approved by the Seller will be sent to the Seller (in accordance with Section 16.2 of this Agreement) not later than twenty (20) Business Days prior to the due filing date of the relevant Tax Return and that all Taxes payable under such Tax Returns shall be paid in a timely manner. The Seller shall be deemed to have given its full and unqualified consent to any Tax Return so submitted to Seller for Seller’s review if Seller has not provided meaningful and precise comments or instructions with respect to the respective Tax Return (in accordance with Section 16.3 of this Agreement) to the Purchaser or the Company within twenty (20) Business Days following the receipt (Zugang) of the respective Tax Return. The Purchaser shall procure that the Tax Return is prepared and filed in accordance with Seller’s comments and instructions, unless and to the extent such comments or instructions are not in compliance with Mandatory Tax Law. If a circumstance occurs which causes the obligation to file a Tax Return in less than twenty (20) Business Days the time for the review of the Tax Return by the Seller is reduced in a reasonable manner reflecting the specific situation.

8.4	Tax Proceedings
8.4.1    The Purchaser shall notify the Seller of any announcement and commencement of any Relevant Tax Proceeding. The notification shall be made in writing as soon as reasonable practicable after the Purchaser or the Scil Entities became aware of such event and shall contain full factual information available to the Purchaser describing the object of the Relevant Tax Proceeding to a reasonable level of detail and shall include copies of any relevant assessment, notice or other document received from any Tax Authority related to the respective Tax.
8.4.2    The Purchaser shall, and shall procure that the Scil Entities, (i) give the Seller the opportunity to participate in respect of any material action, event or other situation of or in connection with a Relevant Tax Proceeding from their commencement onwards, (ii) upon the Seller's request challenge and litigate any Tax assessment or other decision of any Tax Authority or court if and to the extent it is related to a Tax to be indemnified under this Agreement and (iii) comply with instructions in compliance with Mandatory Tax Law given by the Seller in relation to the conduct of the Tax Proceedings referred in (i) and (ii) above (in accordance with Section 16.3 of this Agreement). In any case the Purchaser shall procure that after the Closing Date no Relevant Tax Proceeding is settled without the prior consent in Textform of the Seller (not to be unreasonably withheld or delayed and such consent shall be deemed to be granted if not refused in Textform within fifteen (15) Business Days following receipt of the respective consent request).
8.4.3    The Purchaser and the Scil Entities shall bear their own costs connected with any Tax Proceeding. If the Seller requests the Purchaser in accordance with Clause 8.4.2 (ii) to challenge and litigate, then the Seller shall bear all court costs and the reasonable costs of external advisers of the Scil Entities connected with such challenge and litigation.
8.4.4    The Purchaser shall fully cooperate, and shall cause the Scil Entities and their representatives (including advisors) to fully cooperate with the Seller with respect to all Relevant Tax Proceedings and likewise shall the Seller fully cooperate. On request of the Seller, the Purchaser shall, and on request of the Purchaser the Seller shall, in particular procure that the respective other Party obtains documents or information which can reasonably be expected to be useful for such other Party to avoid or mitigate any liability under this Clause 8, to protect a Tax Asset of the other Party or to enforce a claim under this Clause 8, in each case provided that the respective document or information is accessible for the Scil Entities or the Purchaser as of the Closing Date or the Seller or can be procured by them. The Seller, the Purchaser or the Scil Entities shall store all their records, documents and information relating to Relevant Tax Proceedings until the expiration of any applicable statute of limitations.

8.5	Tax Refunds
If and to the extent a Scil Entity receives a Tax Refund after the Closing Date relating to any Pre-Closing Date Period and such Tax Refund exceeds the amount of Tax receivables as shown in the Closing Accounts to the extent such Tax receivables have increased the Purchase Price (other than the Enterprise Value) and such Tax Refund has not reduced the Tax Indemnification Claim, the amount of the respective Tax Refund shall be paid by the Purchaser to the Seller not later than twenty (20) Business Days after the receipt of the respective Tax Refund. Such amounts shall bear interest at a rate as defined in Clause 3.8.1 after the date when the payment to the Seller would have to be made. The Purchaser shall promptly notify the Seller of any such Tax Refund. The Purchaser shall – at request of the Seller and at Seller’s expense – reasonably cooperate such that the Seller receives access to information and documents for Seller’s reasonable review whether a Scil Entity has received a Tax Refund.

8.6	Tax Limitation Periods
Claims of the Parties under this Clause 8 regarding a specific Tax shall become time-barred upon expiration of a period of six (6) calendar months after the later of (i) the respective Tax has become un-appealable and finally binding (formell und materiell bestandskräftig und nicht unter dem Vorbehalt der Nachprüfung oder einem Vorläufigkeitsvermerk stehend), (ii) the respective Party has been notified of its claim by the other Party and (iii) the Tax Threshold has been exceeded.

8.7	Tax Threshold
In respect to claims under this Clause 8 the Seller or the Purchaser, as the case may be, shall only be liable if and to the extent that the aggregate amount, including penalties and interest, to be paid under this Clause 8 (irrespective of the kind of Tax or Tax year in question) exceeds an amount of EUR 60,000 (sixty thousand euro) (the Tax Threshold) (in which case the entire amount shall be indemnified from the first Euro). For the avoidance of doubt, there is no threshold per event (no itemization). The liability cap pursuant to Clause 7.3.2 applies for any liability of the Seller under this Clause 8; for the avoidance of doubt, the provisions of Clause 7 shall otherwise not apply.

8.8	United States Tax Covenants
8.8.1    Notwithstanding anything to the contrary in this Agreement, all United States federal, state, and local tax returns (including information returns or reports) of the Scil Entities in respect of tax periods in those jurisdictions that end on or prior to or that include the Closing Date shall be prepared by the Seller, and all decisions involving the Scil Entities related to United States federal, state, and local tax matters (including decisions related to the conduct or settlement or tax audits or proceedings, information reporting, or the manner in which transactions are characterized for tax purposes) in respect of such tax periods shall be made by the Seller. No United States federal, state, or local tax return (including information returns or reports) of any Scil Entity in respect of any such period may be amended or otherwise modified without the prior written consent of the Seller.
8.8.2    The Parties to this Agreement intend that the acquisition of the Scil Entities be accomplished through the purchase and sale of the Share in light of, inter alia, German legal and commercial considerations, but that such acquisition shall be treated for United States federal income tax purposes as the purchase and sale of the assets of the Company. The Parties shall reasonably cooperate with each other in order to achieve such United States federal income tax treatment. The Seller, in its sole discretion, may determine that such treatment will be achieved either (i) by causing the Company to make an entity classification election on Internal Revenue Service Form 8832 to be treated as an entity disregarded as separate from its owner for United States federal income tax purposes, which election shall be effective prior to the Closing Date, or (ii) by means of an election under Section 338(g) of the United States Internal Revenue Code of 1986, as amended (the IRC).
8.8.3    If the Seller determines that an entity classification election shall be made for the Company and if the Internal Revenue Service Form 8832 on which such election will be made has not been filed prior to the Closing Date, the Seller shall so notify the Purchaser within twenty (20) days following the Closing Date and the Purchaser shall cooperate with the Seller to cause such election to be timely made. All reasonable, out-of-pocket costs and expenses incurred by the Purchaser in connection with the preparation and filing of the Internal Revenue Service Form 8832 necessary to make such election shall be paid or reimbursed by the Seller.
8.8.4    If the Seller determines that an election under IRC Section 338(g) shall be made with respect to the acquisition of the Share, the Seller shall so notify the Purchaser within twenty (20) days following the Closing Date and the Purchaser shall cooperate with the Seller to cause such election to be timely made. All reasonable, out-of-pocket costs and expenses incurred by the Purchaser in connection with the preparation and filing of tax returns and other documents necessary to make such election shall be paid or reimbursed by the Seller.
8.8.5    The Parties to this Agreement acknowledge that the Purchaser shall make an election under IRC Section 338(g) with respect to the acquisition of Vet Novations Canada Inc. All reasonable, out-of-pocket costs and expenses incurred by the Purchaser in connection with the preparation and filing of tax returns and other documents necessary to make such election shall be paid or reimbursed by the Seller.
9.    PURCHASER'S GUARANTEES

9.1	Guarantees
The Purchaser and the Purchaser’s Guarantor hereby guarantee separately, i.e. only with respect to itself, by way of an independent promise of guarantee (selbständiges Garantieversprechen) pursuant to sec. 311 para. 1 of the BGB that the following statements are true and correct on the Signing Date and will be true and correct on the Closing Date:
9.1.1    The Purchaser is duly incorporated and validly existing under the Laws of Germany, the Purchaser’s Guarantor is duly incorporated and validly existing under the Laws of Delaware and the Purchaser and the Purchaser’s Guarantor have all requisite corporate power and authority to own their respective assets and to carry out their respective business.
9.1.2    The execution and performance by the Purchaser and the Purchaser’s Guarantor of this Agreement and the consummation of the transactions contemplated herein are within the corporate powers of the Purchaser and the Purchaser’s Guarantor and have been duly authorized by all necessary corporate action on part of the Purchaser and the Purchaser’s Guarantor.
9.1.3    The Purchaser will have sufficient immediately available funds or binding financing commitments to pay the Purchase Price (including the Escrow Amount) when due at Closing.
9.1.4    The execution and performance by the Purchaser and the Purchaser’s Guarantor require no approval or consent by any governmental authority or other third party that would allow such governmental authority or third party to prevent the consummation of this Agreement by legal means.

9.2	Indemnification
In the event that the Purchaser or the Purchaser’s Guarantor is in breach of any guarantee pursuant to Clause 9.1, the Purchaser and the Purchaser’s Guarantor shall put the Seller into the position the Seller would have been in had the guarantee not been breached and indemnify the Seller and its Affiliates from any and all damages, losses, liabilities, claims and costs and expenses incurred by the breach. All claims of the Seller arising under this Clause 9.2 shall become time-barred twelve (12) months after the Closing Date.
10.    INTENTIONALLY LEFT BLANK
11.    ADDITIONAL OBLIGATIONS OF THE PARTIES

11.1	Access to Financial Information
The Purchaser shall procure that after the Closing Date the Seller and its representatives are given access to, and are allowed (against indemnification by the Seller against reasonable out-of-pocket costs and expenses incurred by the Purchaser or a Scil Entity) to make copies of,

(a)
the annual books of accounts of the Scil Entities for the fiscal year 2019 as well as any other financial information required in connection with the Closing Accounts and the Purchase Price Determination Statement. Clause 5.1.3 remains unaffected;

(b)
the annual books of accounts of the Scil Entities for the fiscal year 2019 as well as any other financial information required in connection with the preparation of the Seller’s group accounts for the fiscal year 2019; and

(c)	any and all information the Seller requires to prepare the Tax filings according to Clause 8.
This Clause 11.1 shall apply mutatis mutandis for the benefit of the Purchaser in relation to the Seller and its Affiliates.

11.2	Obligations between Signing Date and Closing Date
11.2.1    To the extent permitted under applicable Law and unless expressly otherwise set forth in this Agreement, the Seller shall procure that between the Signing Date and the Closing Date the Scil Entities conduct the Business in the ordinary course of business consistent with past practice, substantially in the same manner as before and in compliance with all applicable Laws, judgments and Permits.
11.2.2    Without prejudice to Clause 11.2.1, to the extent permitted under applicable Law and unless expressly otherwise set forth in this Agreement, the Seller shall procure that between the Signing Date and the Closing Date none of the Scil Entities will take, or commit to take, any of the following actions without the Purchaser's prior written approval which may be granted in the Purchaser’s sole discretion:

(a)	become subject to any merger, spin-off or similar corporate reorganization, or any other material restructuring of the business organization (whether or not requiring any corporate action);

(b)	increase or decrease their respective share capital or redeem any shares;

(c)	issue any share capital or similar ownership interests or rights thereto to any third party;

(d)	adopt, terminate or amend any affiliation agreements (Unternehmensverträge) within the meaning of sec. 291 et seq. AktG or any comparable agreement pursuant to foreign applicable Law;

(e)	acquire, encumber, transfer or divest of a shareholding in any legal entity or a business);

(f)	make or declare any dividends or other distributions to the Seller or any member of the Seller’s Group;

(g)
make any capital expenditure, acquisition or disposal (including the creation of any Lien) of any assets with a value exceeding EUR 200,000 (in words: two hundred thousand euro) in each individual case or a series of related cases;

(h)
enter into any material contract, agreement or commitment (i.e. involving obligations in excess of EUR 200,000 (in words: two hundred thousand euro) per annum in each individual case or a series of related cases) outside the ordinary course of business;

(i)	terminate or materially amend any Material Agreement;

(j)	incur any indebtedness for borrowed money;

(k)
extend any guarantees, indemnities, suretyships, letters of comfort, performance or warranty bonds or similar instruments securing any indebtedness or other obligations of any third party (other than Scil Entities but including any member of the Seller’s Group) or incur any other off-balance sheet liabilities;

(l)
make any advance or extend any loan (other than consumer credits and/or deferred payment arrangements granted in the ordinary course of business consistent with past practice) to any third party (other than Scil Entities) outside the ordinary course of business;

(m)
cancel or waive any claims or rights of a value in excess of EUR 50,000 (in words: fifty thousand euro) in each individual case or a series of related cases except for discounts or boni granted to customers in the ordinary course of business;

(n)	change the terms of employment (including compensation) of any of the Key Employees;

(o)	grant any increase in salaries, bonus or other remuneration of any Employee outside the ordinary course of business consistent with past practice or change the current or introduce a new benefit plan;

(p)
lay off a significant part of its workforce or initiate any employee-related reorganization materially affecting the workforce or enter into any collective bargaining agreement or other collective agreement;

(q)	materially change any method of accounting or accounting practice or policy, other than as required by a concurrent change of general accounting principles;

(r)	grant any licenses to any third party (including Seller’s Group);

(s)	enter into any agreement with any member of the Seller’s Group or any of its directors, officers or shareholders; and

(t)	agree, whether in writing or otherwise, to do any of the foregoing.
11.2.3    Between the Signing Date and the Closing Date, Seller shall, subject to applicable Law, keep the Purchaser informed, on a continuing basis, of all material business contracts that will be entered into or renewed in the ordinary course of business prior to the Closing Date.
11.2.4    The Seller shall use reasonable endeavors to ensure that the stock options and other incentive schemes referenced in Schedule 6.2.10(g) and any other incentive schemes in connection with the transactions contemplated under this Agreements are terminated and fully settled until the Closing (but prior to the expiry of the Closing Date) with no remaining payment obligations or liabilities (including any Taxes or social security contributions) on the part of the Scil Entities and the Seller shall indemnify the Scil Entities for any such amounts not fully settled prior to the Closing (including Taxes if such Taxes are to be paid after the Closing Date and to the extent they are not borne by the respective employee).
11.2.5    Between the Signing Date and the Closing Date, subject to applicable Law, Seller shall, and shall procure that the Scil Entities will provide the Purchaser with such information and reasonable cooperation as is reasonably requested by the Purchaser in connection with (i) the preparation of the Closing, (ii) the preparation or ascertainment (the modalities of) (A) any equity financing (including an equity offering) and/or (B) debt financing and/or (C) the transactions contemplated under this Agreement, with respect to lit. (ii)(A) and (C) against indemnification by the Purchaser against reasonable out-of-pocket costs and expenses incurred by the Scil Entities and paid prior to the Closing Date or reflected in the Net Working Capital of the final Closing Accounts.
In particular, Seller shall use its reasonable best efforts to provide, and shall use its reasonable best efforts to cause each of the Scil Entities to provide, Purchaser and any of its actual or anticipated debt financing sources (the Financing Sources) with such reasonable cooperation and assistance as is necessary, or reasonably requested by Purchaser in connection with (i) the arrangement, marketing, syndication or consummation of any equity financing (including an equity offering) and/or debt financing in connection with the transactions contemplated by this Agreement (the Financing) and (ii) any filings of Purchaser pursuant to the Securities Act of 1933, Securities Exchange Act of 1934 and all applicable rules and regulations of the SEC (the SEC Filings), including using reasonable best efforts in:

1.
furnishing Purchaser with the Audited Financial Statements and such other financial and other financial and other pertinent information of the type that would typically be included in bank information memoranda and other syndication materials or similar documents customarily required in connection with the credit facilities obtained for the purpose of providing financing for the transactions contemplated by this Agreement, or otherwise as reasonably requested by Purchaser and that is customarily needed in connection with the arrangement of any Financing in connection with transactions similar to the transactions contemplated by this Agreement;

2.
upon reasonable prior notice and in reasonably convenient locations (or via teleconference), participating (including by making members of senior management with appropriate seniority and expertise available) in a reasonable number of meetings, presentations, due diligence sessions, meetings with prospective lenders and sessions with rating agencies at times to be mutually and reasonably agreed;

3.
providing reasonable and customary assistance in the preparation of materials for rating agency presentations, bank information memoranda (including, to the extent necessary, an additional bank information memorandum that does not contain material non-public information), and similar documents customarily required in connection with the Financing or the SEC Filings, including executing customary authorization letters in connection with the distribution of such materials authorizing the distribution of information containing a customary representation to the Financing sources that the public side versions of marketing materials, if any, do not include material non-public information about the business of the Company for purposes of U.S. federal and state securities laws;

4.
providing reasonable and customary assistance in the preparation, execution and delivery of definitive documentation with respect to the Financing or the SEC Filings, the delivery of collateral required to be provided thereunder and the perfection of security interests required to be granted thereunder;

5.	taking all corporate and other actions, reasonably necessary to permit the consummation of the Financing or the SEC Filings.
11.2.6    The Seller shall procure that the Closing Condition will be satisfied by April 30, 2020. The Seller shall procure that the Scil Entities will, (i) retain PwC (with respect to the drawing up of the Audited Financial Statements) and BDO (with respect to the auditing of the financial statements) (each a Retained Auditor and together, the Retained Auditors) to provide to the Purchaser the relevant financial statements of the Scil Entities (including the Audited Financial Statements and other audited, interim and pro forma statements as may be required in accordance with Regulation S-X) in accordance with the Closing Condition, (ii) provide the Retained Auditors with such information and cooperation as is requested by the Retained Auditors in connection with the preparation of such financial statements of the Scil Entities and (iii) use its reasonable best efforts to cause the Retained Auditors to consent to the inclusion of such financial statements in the Purchaser’s or the Purchaser’s Guarantor filings on Form 8-K (or any amendments thereto), including by providing such Retained Auditors with a reasonable and customary representation letter in connection therewith.
11.2.7    Except otherwise agreed in writing between the Purchaser and the Seller or otherwise set forth in this Agreement, the Seller shall, and shall procure that all members of Seller’s Group will, at the written request of the Purchaser terminate all agreements between any of the Scil Entities, on the one hand, and any member of the Seller’s Group or any of its directors, officers or direct or indirect shareholders, on the other hand, with full settlement of all obligations and without remaining or incurring any liability for any Scil Entity no later than with effect as of the Closing (but prior to the expiry of the Closing Date).
11.2.8    As of the Closing and except as expressly otherwise agreed between the Seller and the Purchaser, the Seller and any other member of the Seller’s Group shall cease and discontinue, and shall procure that any member of the Seller’s Group will cease and discontinue, all use of all trademarks, domain names, marks, logos or name containing “Scil”, “VET ABC” or “Dogility” or any confusingly similar designations, provided however, that the Seller and each other member of the Seller’s Group are entitled to sell “Scil”, “VET ABC” or “Dogility” products if they are entitled to do so in accordance with the master services agreement entered into on the Closing Date pursuant to Clause 4.4.1(c) or as otherwise provided in the Restrictive Covenant Agreement.
11.2.9    The Scil Entities participate in a cash-pool of the Covetrus group which provides that the Scil Entities have accounts with Bank Mendes Gans N.V. (the Cash Pool) under the cash pool agreement dated November 19, 2018 between, inter alia, the Seller and Bank Mendes Gans N.V. to which (A) the Company acceeded by way of the accession agreement dated December 19, 2018 between the Company and the Seller on the one hand and Bank Mendes Gans N.V. on the other hand and (B) Vet Novations Canada Inc. acceeded by way of accession agreement dated December 19, 2018 between Vet Novations Canada Inc. and the Seller on the one hand and Bank Mendes Gans N.V. on the other hand (the Cash Pool Agreements). No other cash-pooling arrangements or similar arrangements with respect to the Scil Entities are in place. The Seller shall ensure (dafür einstehen) that (i) the Scil Entities will cease to participate in the Cash Pool, (ii) the Scil Entities cease to be a party to the Cash Pool Agreements with full settlement of all obligations and without remaining or incurring any liability for any Scil Entity and (iii) any balances on such cash pool accounts of the Scil Entities with Bank Mendes Gans N.V. outstanding upon the Scil Entities leaving the Cash Pool are settled, in each case of (i) through (iii), with effect prior to the Closing Date.
11.2.10    The Seller hereby assigns to the Purchaser subject to occurrence of the Closing all rights which it may have under the agreement regarding the sale and transfer of all shares in scil animal care company GmbH between, inter alia, BioNet Holding GmbH and the Seller (former Henry Schein Animal Health Holdings Ltd) dated January 15, 2015 (notarial deed no. 21/2015-SF of the notary Dr. [***], with office in Frankfurt am Main, Germany) (2015 SPA), i.e. the agreement by which today’s Seller acquired the Company. If and to the extent such rights are not assignable as a matter of law or the 2015 SPA, the Seller hereby grants an irrevocable power of attorney to the Purchaser to exercise the rights of the Seller under the 2015 SPA. Upon request of the Purchaser, the Seller shall confirm such power of attorney in writing in a separate document.
11.2.11    Following the date hereof, the Seller shall inform (including by e-mail) the Purchaser as soon as reasonably practical about any reactions of the non-distributor customers, distributor customers and suppliers of any Scil Entity in connection with the announcement of the transactions contemplated by this Agreement or otherwise in connection with the potential future shareholding of the Purchaser in the Company. The Seller agrees to cooperate and to coordinate in good faith with the Purchaser (and its Affiliates) and to apply good faith efforts in order to transition the business of the Scil Group to the Purchaser with respect to the non-distributor customers, distributor customers and suppliers of any Scil Entity. Without undue delay following the date hereof, the Seller shall introduce the Purchaser (and its Affiliates and its and their representatives) to non-distributor customers, distributor customers and suppliers of the Company upon request of the Purchaser. It is being understood that the risk that the non-distributor customers, distributor customers and suppliers of any Scil Entity end their contractual relationship with the relevant Scil Entity because of the change of ownership shall not shift to the Seller on the basis of this Clause 11.2.11. The Purchaser and its Affiliates shall be entitled to approach the non-distributor customers, distributor customers and suppliers of any Scil Entity directly to transition the business of the Scil Group and to establish or to deepen a good and stable relationship with them. The Parties agree, that the actions and measures provided for in this Clause 11.2.11 shall be permitted for the Purchaser (and its Affiliates) and shall exempt them from the obligations they may have under the non-disclosure agreement dated 1 December 2019 between the Seller’s Guarantor and the Purchaser’s Guarantor.

11.3	Domains
The Seller shall, and shall ensure (dafür einstehen) that all members of the Seller’s Group and other parties that may have any rights in the domains (i) “scilvet.com”, (ii) “scildiagnostics.com” and (iii) “scilvet-academy.com” as well as any other domains containing the term scil owned by the Seller’s Group (together the Company Domains), at the Seller’s cost, (y) transfer and assign all rights, title and interest in and to the Company Domains to the Company no later than with effect as of the Closing (but prior to the expiry of the Closing Date), and (z) promptly provide the Company with all reasonable cooperation and assistance, including the execution and delivery of all necessary or helpful declarations, forms, documentation, and explanation, to effect, make valid and register the transfer and assignment of the Company Domains.

11.4	Specific Indemnities by the Seller
11.4.1    The Seller shall indemnify and hold harmless the Purchaser and, at the request of the Purchaser, the Scil Entities from and against all damages, losses, liabilities, costs and expenses (including reasonable legal and advisory fees, litigation costs and expenses and Taxes), which may be suffered or incurred by and claims against the Purchaser or any Scil Entity (irrespective who the claimant is, the legal basis of a claim (including under sale and purchase agreements) and the nature of the liability) in connection with:

1.	any and all claims of the [***] if and to the extent these exceed the [***] Amount and have not been deducted from the Purchase Price as Financial Debt;

2.	any and all claims of the [***] if and to the extent these exceed the [***] Amount and have not been deducted from the Purchase Price as Financial Debt;

3.	any and all claims of the [***] if and to the extent these exceed the [***] Amount and have not been deducted from the Purchase Price as Financial Debt;

4.
(i) any and all former subsidiaries or other Affiliates of the Company (whether controlled or not), irrespective whether such subsidiary or other Affiliate has been sold, liquidated or otherwise disposed (including in the USA, the Netherlands, the United Kingdom and Singapore (including Harold PTE Ltd., Singapore, and Scil Animal Care Company, USA) and (ii) scil animal care company Ltd., United Kingdom, or other subsidiaries of the Company which are not operative any more as of the Closing Date (including costs for winding up/liquidation).

11.4.2    Notwithstanding the occurrence of Closing, the Seller shall be entitled to and responsible for, the reasonable conduct of any claims, proceedings or disputes or settlement thereof pursuant to Clause 11.4.1 provided however, that the reasonable business interests of the Purchaser and/or the Scil Enities shall be taken into account by the Seller.
11.4.3    Clauses 7.3.2, 7.6 and 7.8.2 shall apply mutatis mutandis, but for the avoidance of doubt Clause 7 shall otherwise not apply to the indemnities set forth in this Clause 11.4. The Purchaser shall not be entitled to any indemnity claims pursuant to Clause 11.4, if and to the extent the underlying amounts have reduced the Purchase Price (other than the Enterprise Value) pursuant to Clauses 3.1 and 3.2 (no double counting).
11.4.4    Claims of the Purchaser under this Clause 11.4 shall become time barred (verjährt) six (6) years after the Closing Date. In case a claim of the Purchaser under this Clause 11.4 relates to a claim of a third party (including a governmental authority) against a Scil Entity is pending in litigation or arbitration such time limitation period of six (6) years shall be automatically extended until a final and binding (rechtskräftiges) court ruling or arbitral award with respect to the relevant matter has been issued (or a definitive settlement agreement has been signed by the relevant Scil Entity and such settlement agreement became effective) plus a period of three (3) months thereafter.
11.4.5    The Seller and the Purchaser agree on the following adjustment mechanism:

1.
If the [***] Amount deducted from the Purchase Price as Financial Debt exceeds the [***] Amount as finally determined, the Purchaser shall inform the Seller and shall pay to the Seller the amount by which the [***] Amount as deducted from the Purchase Price exceeds the [***] Amount.

2.
If the [***] Amount deducted from the Purchase Price as Financial Debt exceeds the [***] Amount as finally determined, the Purchaser shall inform the Seller and shall pay to the Seller the amount by which the [***] Amount as deducted from the Purchase Price exceeds the [***] Amount.

3.
If the [***] Amount deducted from the Purchase Price as Financial Debt exceeds the [***] Amount as finally determined, the Purchaser shall inform the Seller and shall pay to the Seller the amount by which the [***] Amount as deducted from the Purchase Price exceeds the [***] Amount.

11.5	Restrictive Covenants
The Seller and the Purchaser shall execute the agreement attached as Schedule 11.5 on the Closing Date (the Restrictive Covenant Agreement).
12.    PURCHASER’S GUARANTOR; SELLER’S GUARANTOR

12.1	Purchaser’s Guarantor
The Purchaser’s Guarantor hereby guarantees to the Seller by way of an independent promise of guarantee irrespective of fault pursuant to sec. 311 para. 1 BGB the proper satisfaction of the payment of the Purchase Price (including the Escrow Amount). There shall not be, and the Purchaser’s Guarantor hereby waives, any rights which it may have to require the Seller to first proceed against, or claim payment of the Purchase Price (including the Escrow Amount) or fulfillment of any other payment claim under Clause 9.2 from, the Purchaser with the consequence that the Purchaser and the Purchaser’s Guarantor shall be liable jointly and severally under this Agreement. A payment of the Purchase Price or fulfilment of any other payment claim under Clause 9.2 made by the Purchaser’s Guarantor shall have debt discharging effect for the Purchaser against the Seller. If and to the extent that this Agreement provides for a consent of the Parties or their approval, the consent of the Purchaser’s Guarantor shall not be required in addition to the consent or approval of the Purchaser, in each case unless otherwise expressly provided.

12.2	Seller’s Guarantor
The Seller’s Guarantor hereby guarantees to the Purchaser by way of an independent promise of guarantee irrespective of fault pursuant to sec. 311 para. 1 BGB the proper satisfaction of all current and future obligations of the Seller (or the New Seller) towards the Purchaser pursuant to this Agreement, and the accurate performance of any and all obligations that the Seller (or the New Seller) has or will have in relation to the Purchaser under or in connection with this Agreement. There shall not be, and the Seller’s Guarantor hereby waives, any rights which it may have to require the Purchaser to first proceed against, or claim payment from, the Seller (or the New Seller) with the consequence that the Seller (or the New Seller) and the Seller’s Guarantor shall be liable jointly and severally under this Agreement. A payment made by the Seller’s Guarantor shall have debt discharging effect for the Seller (or the New Seller) against the Purchaser. If and to the extent that this Agreement provides for a consent of the Parties or their approval, the consent of the Seller’s Guarantor shall not be required in addition to the consent or approval of the Seller (or the New Seller), in each case unless otherwise expressly provided.
13.    CONFIDENTIALITY AND PRESS RELEASES

13.1	Confidentiality; Press Releases; Public Disclosure
The Parties mutually undertake to keep the contents of this Agreement secret and confidential in relation to any third party except to the extent that (i) the relevant facts are publicly known or (ii) disclosure is made to advisors, Affiliates, lenders, bondholders, financing institutions or other providers of finance of a Party or its Affiliates and its and their respective directors, officers, employees, agents or professional advisors, in each case provided that any recipient is bound by law or agreement to substantially the same confidentiality obligation or (iii) disclosure is made in the context of pursuing rights or defending itself against obligations under or in connection with this Agreement or (iv) disclosure is required by Law, including the rules of any stock exchange, or required or requested by any court or any other competent authority, including the U.S. Securities and Exchange Commission (the SEC). No press release or other public announcement concerning the transactions contemplated by this Agreement shall be made by either Party unless the form and text of such announcement shall first have been approved by the other Parties except that, if a Party is required by Law or by applicable stock exchange regulations or by SEC to make an announcement, it may do so after first consulting with the other Parties. If any Party is required by Law or by applicable stock exchange regulations or by the SEC to a disclosure of the contents of this Agreement and/or to make an announcement, it shall to the extent legally permitted limit any disclosure or announcement to the minimum required by statute or the authorities and cooperate with the respective other Parties (upon request) with respect to all reasonable steps to resist or avoid such disclosure or announcement. The Parties shall make a joint press release regarding the transaction contemplated by this Agreement, the content of which shall be agreed between the Parties in due course and in good faith.

13.2	Seller's Confidentiality
In the event that this Agreement is terminated, the Seller undertakes to keep confidential all information received from the Purchaser and the Purchaser’s Guarantor in accordance with the terms and conditions of the confidentiality agreement between the Seller’s Guarantor and the Purchaser’s Guarantor dated 1 December 2019 and to comply with its obligations thereunder.

13.3	Purchaser's Confidentiality
In the event that this Agreement is terminated, the Purchaser undertakes to keep confidential all information received from the Seller in accordance with the terms and conditions of the confidentiality agreement between the Seller and Purchaser dated 1 December 2019 and to comply with its obligations thereunder.
14.    ASSIGNMENT OF RIGHTS AND OBLIGATIONS
This Agreement and any rights and obligations hereunder may not be assigned and transferred, in whole or in part, without the prior written consent of the other parties hereto except as provided for hereinafter:

14.1	Assignment by Purchaser
The Purchaser shall be entitled to assign this Agreement and any or all rights under this Agreement to an Affiliate (including the right to designate a new purchasing entity wholly-owned by the Purchaser or the Purchaser’s Guarantor) by written notice to the Seller prior to the Scheduled Closing Date) and the Purchaser shall be entitled to assign or otherwise dispose of any claims and rights it may have under this Agreement to the lenders, bondholders, financing institutions or other providers of finance of the Purchaser and/or any agent or trustee acting on their behalf. Notwithstanding the preceding sentences, Purchaser may assign the benefit of this Agreement and/or of any other transaction document to which it is a party, in whole or in part, to, and it may be enforced by any Affiliate of the Seller or the Seller’s Guarantor which is or becomes the legal owner (including by way of acquisition, merger, contribution, spin-off, dissolution) from time to time of any or all of the securities or the assets of Purchaser or Purchaser’s Guarantor, as if such person was the Purchaser under this Agreement.

14.2	Assignment by Seller
14.2.1    The Seller shall be entitled to assign this Agreement and any or all rights under this Agreement to an Affiliate (including the right to designate a new selling entity, directly or indirectly, wholly-owned by the Seller’s Guarantor, such entity the New Seller) by written notice to the Purchaser and to transfer and assign the Share to the New Seller, prior to the Scheduled Closing Date. In case of the assignment of this Agreement to the New Seller and the transfer of the Share to the New Seller prior to the Scheduled Closing Date, the New Seller shall become the legal successor of the Seller, but the Seller shall remain liable for all obligations of the Seller under this Agreement and the New Seller shall become liable for all obligations of the Seller under this Agreement. To effect the assignment of this Agreement to the New Seller, the Parties shall enter into a notarized contract assignment and assumption agreement prior to the Scheduled Closing Date.
14.2.2    Notwithstanding the preceding sentences, the Seller may assign the benefit of this Agreement and/or of any other transaction document to which it is a party, in whole or in part, to, and it may be enforced by any Affiliate of the Seller or the Seller’s Guarantor which is or becomes the legal owner (including by way of acquisition, merger, contribution, spin-off, dissolution) from time to time of any or all of the securities or the assets of the Seller or Seller’s Guarantor, as if such person was the Seller under this Agreement.
15.    TRANSFER TAXES AND COSTS

15.1	Transfer Taxes and Costs
Between the Parties and except as set forth in Clauses 3.3 (and the Escrow Agreement) and 14.2, all transfer taxes, including real estate transfer taxes (Grunderwerbsteuer), costs for the notarization of this Agreement, costs in connection with declarations and registrations towards the commercial register or the land register as well as all costs in conjunction with requisite merger filings shall be borne by the Purchaser, except that the notarial fees for the notarization of the Share Transfer Deed shall be borne by the Seller.

15.2	Costs of Advisors
Each Party shall bear its own costs and expenses incurred in connection with the preparation, execution and consummation of this Agreement, including, without limitation, any professional fees, charges and expenses of its advisors.
16.    NOTICES

16.1	Form of Notices
Any legal statements and other notices in connection with this Agreement (collectively the Notices) shall be made in writing whereby Textform shall suffice, unless notarization or any other specific form is required by mandatory Law.

16.2	Notices to the Seller and the Seller’s Guarantor

a)	Any Notices to be delivered to the Seller hereunder shall be addressed as follows:
Covetrus Animal Health Holdings Limited
Attn.: [***]
[***]
Email: [***]

b)	Any Notices to be delivered to the Seller’s Guarantor hereunder shall be addressed as follows:
Covetrus Inc.
Attn.: [***]
7 Custom House Street
Portland Maine 04101 USA
Email: [***]
in each case a) and b) with a copy to its advisor (for information purposes only):
Morgan Lewis, Bockius LLP
Attn.: [***]
OpernTurm, Bockenheimer Landstraße 4, 60306 Frankfurt am Main
Fax: [***]
Email: [***]

16.3	Notices to the Purchaser and the Purchaser’s Guarantor

a)	Any Notices to be delivered to any of the Purchasers hereunder shall be addressed as follows:
Heska GmbH
Attn.: [***]
c/o Heussen Rechtsanwaltsgesellschaft mbH, Seidenstrasse 19
70174 Stuttgart, Germany
Fax: [***]
Email: [***]

b)	Any Notices to be delivered to the Purchaser’s Guarantor hereunder shall be addressed as follows:
Heska Corporation
Attn.: Legal Department
3760 Rocky Mountain Ave
Loveland, CO 80538
Fax: [***]
Email: [***]
in each case a) and b) with a copy to its advisors (for information purposes only):
Gibson, Dunn & Crutcher LLP
Attn.: [***]
TaunusTurm, Taunustor 1, 60310 Frankfurt am Main, Germany
Fax: [***]
Email: [***]

16.4	Change of Address
The Parties shall communicate in writing changes in any of the addresses set forth in Clauses 16.2 through 16.3 as soon as possible to the other parties. In the absence of such communication, the address stated above shall remain in place.

16.5	Copies to Advisors
The receipt of copies of Notices hereunder by the Parties’ advisors shall not constitute or substitute the receipt of such communication by the Parties themselves, irrespective of whether the delivery of such copy was mandated by this Agreement.
17.    MISCELLANEOUS

17.1	Governing Law
This Agreement shall be governed by, and construed in accordance with, the Laws of Germany, excluding the United Nations Convention on Contracts for the International Sale of Goods (CISG), except however that Clause 4.2.4 shall be construed in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

17.2	Place of Jurisdiction
All disputes arising in connection with this Agreement or its validity, shall be finally settled in accordance with the arbitration rules of the German Institution of Arbitration (DIS) as applicable at the time of the arbitral proceedings without recourse to the ordinary courts of law. The arbitral tribunal shall consist of three (3) arbitrators. The place of arbitration is Frankfurt am Main, Germany. The language of the arbitral proceedings shall be English, provided that evidence may also be submitted in the German language.

17.3	Certain Definitions
17.3.1    Affiliate of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person. The term control (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or contract or otherwise.
17.3.2    Business Day means a day (other than a Saturday or Sunday) on which banks are open for business in Frankfurt am Main, Germany, Denver, Colorado, U.S.A. and New York City, NY, U.S.A.
17.3.3    Conversion Rate means the mid closing spot rate for a transaction between the two currencies in question on the relevant date set forth in this Agreement as quoted by the Financial Times or, if no such rate is quoted on that date, on the preceding date on which such rates are quoted.
17.3.4    Person is an individual or legal person (such as corporation, partnership, limited liability company) or other entity.
17.3.5    Related Party as used in relation to any Person means any Affiliate of such Person from time to time and any other Person, from time to time, related to such first Person (i) being an individual person, in a way as described in sec. 138 para. 1 German Insolvency Code (InsO) and (ii) being a legal person, in a way as described in sec. 138 para. 2 InsO.
17.3.6    U.S. GAAP means United States generally accepted accounting principles and practices.

17.4	Amendments; Supplements; Termination
Any amendment, supplement (Ergänzung) or termination (Aufhebung) of this Agreement, including this provision, shall be valid only if made in writing, except where notarization or any other stricter form is required by Law.

17.5	Headings; References to German Legal Terms; Interpretation; References to Clauses
17.5.1    The headings and sub-headings of the clauses and paragraphs contained in this Agreement are for convenience and reference purposes only. They shall be disregarded for purposes of interpretation of this Agreement.
17.5.2    Where a set of facts is to be analysed by reference to the Laws of a foreign jurisdiction, any reference in this Agreement to any German legal term shall be deemed to include a reference to the equivalent (funktionsgleich) legal term under the Laws of such jurisdiction. Where foreign Law does not provide for any corresponding legal term, such legal term as functionally comes closest to the German legal term shall be used instead.
17.5.3    Where the English wording of this Agreement is followed by a German legal term set in parenthesis and in italics, the German legal term shall prevail.
17.5.4    (i) Unless the context requires otherwise, the phrases "including", "including, in particular" and "in particular" shall be interpreted to be non-restrictive and without limitation, (ii) in case of defined terms, any reference to the singular includes a reference to the plural and vice versa, unless expressly otherwise provided in this Agreement and (iii) the usage of “or” shall always be inclusive and be construed as “and/or”; the incidental usage of “and/or” shall not be construed as an exception to this rule.
17.5.5    Any reference made in this Agreement to any clauses without further indication of a Law or an agreement shall mean clauses of this Agreement.

17.6	Schedules
All Schedules to this Agreement form an integral part of this Agreement.

17.7	Entire Agreement
This Agreement, including its Schedules, constitutes the entire agreement between the Parties with respect to the subject matter covered thereby and supersedes all previous agreements and understandings, whether written or verbal, between the Parties with respect to the subject matter of this Agreement or parts thereof but excluding the mutual non-disclosure agreement dated 1 December 2019 between the Seller’s Guarantor and the Purchaser’s Guarantor and its addendum dated 17 December 2019. There are no side agreements to this Agreement.
The Seller’s Guarantor and the Purchaser’s Guarantor hereby terminate with effect as of the date hereof the addendum to mutual non-disclosure agreement dated 17 December 2019 between the Seller’s Guarantor and the Purchaser’s Guarantor with respect to, inter alia, establishing a so-called clean team.
The Seller’s Guarantor and the Purchaser’s Guarantor hereby terminate with effect as of the Closing Date the mutual non-disclosure agreement dated 1 December 2019 between the Seller’s Guarantor and the Purchaser’s Guarantor subject to occurrence of the Closing.

17.8	Rights of Third Parties
Except as expressly otherwise provided in this Agreement, this Agreement shall only grant rights to the Parties and shall not constitute a contract for the benefit of third parties or a contract with protective effect for third parties.

17.9	Severability
Should any provision of this Agreement be or become, in whole or in part, void (nichtig), ineffective (unwirksam) or unenforceable (undurchsetzbar), the validity, effectiveness and enforceability of the remaining provisions of this Agreement shall not be affected. Any such invalid, ineffective or unenforceable provision shall be deemed replaced by such valid, effective and enforceable provision as comes closest to the economic intent and purpose of the invalid, ineffective or unenforceable provision as regards the subject-matter, extent (Maß), time, place and scope (Geltungsbereich) of the relevant provision. The aforesaid shall apply mutatis mutandis to any gap (Lücke) that may be found to exist in this Agreement. It is the express intention of the Parties that this Clause 17.9 shall not be construed as a mere reversal of the burden of proof (Beweislastumkehr) but rather as a contractual exclusion of section 139 of the German Civil Code (BGB) in its entirety.
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